EXHIBIT 10.5

SUBCONTRACTOR AGREEMENT

BETWEEN

AGL SERVICES COMPANY

AND

GLOBAL ENERGY SYSTEMS, INC.

FOR

ENERGY CONSERVATION MEASURES

AGL Services Company
10 Peachtree Place, N.E.
Atlanta, GA  30309-4497

Global Energy Systems, Inc.
3348 Peachtree Road, NE
Suite 250, Tower Place 200
Atlanta, Georgia 30326

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This SUBCONTRACTOR AGREEMENT (hereinafter “Agreement”), effective on  October __, 2008 is made between AGL SERVICES COMPANY, a Georgia corporation with its principal office in Atlanta, Georgia (hereinafter “AGLSC”), and Global Energy Systems, Inc., a Delaware corporation, with its principal office in Atlanta, Georgia (hereinafter “Contractor”).  Unless otherwise specified herein, “AGLSC” will include AGL Services Company and any present or future entity that, directly or indirectly through one or more intermediaries, is controlled by AGL Resources Inc., or is under common control with AGLSC.  For purposes of this definition, “control” means the power to direct or cause the direction of the management, policies or affairs of the controlled entity, whether through ownership of securities or partnership or other ownership interests, by contract or otherwise.  AGLSC shall be responsible for the performance under this Agreement of any other such entity.

In consideration of the work to be done by Contractor, the payments to be made by AGLSC, and the other promises set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1.  SCOPE OF WORK

Subject to the terms and conditions set forth in this Agreement, Contractor may be selected as a subcontractor of AGLSC to perform services and/or construction in accordance with a delivery order (“DO”) or work release letter (“WRL”) awarded pursuant to a Basic Ordering Agreement (the “BOA”) or Areawide Public Utility Contract (the “Areawide Contract”) listed in Annex A hereto between its utility affiliates and the United States of America for Energy Conservation Measures for the Government of the United States of America and its agencies (hereinafter “Government” or “Government Agency”) and in such capacity and provided Contractor accepts such assignment Contractor shall provide all labor, tools, materials, equipment, facilities, engineering, software integration, as well as transportation, supervision and management necessary to identify, implement, and operate and maintain Energy Conservation Measures at various locations (“Work”).

Energy Conservation Measures are measures to reduce the Government’s energy consumption and corresponding contractor costs, and improve related operation and maintenance efficiencies, thereby reducing Government costs.  Contractor may be requested to identify and market energy management services to the facilities of the Government and its agencies in AGLSC’s or its affiliates’ services territory at locations designated by the AGLSC designated representative.  At AGLSC’s request, Contractor shall develop and prepare proposals for such services and solicit and manage financing for such services.  Contractor will consult with AGLSC before seeking to market or perform any Work for the Government under a BOA or Areawide Contract with the Government or any Government Agency with facilities or locations in AGLSC’s or its affiliates’ services territory, and will not agree to provide any such Work without the prior approval of AGLSC.

Work will be performed pursuant to a mutually acceptable DO or WRL, which will include some or all of the phases of an Energy Conservation Measure (“ECM”).  Work by Contractor may also include measurement and verification of energy savings, performance guarantee of ECMs, and guarantee of energy savings.  The scope of the DO/WRLs may include utility generation, distribution systems, and industrial processes.

The above referenced Work may be performed both on and off the AGLSC affiliated natural gas system.  In no event shall Contractor be AGLSC’s exclusive subcontractor for ECM services nor shall Contractor be prohibited from performing services similar to the Work for other parties, provided such services are not under a competing Areawide Contract or BOA at the same Government installation or facility or otherwise violate the terms and conditions of this Agreement.

SECTION 2.  ORDER OF PRECEDENCE

The Agreement between Contractor and AGLSC shall include the following documents.  In case of conflict between the provision of this Agreement and the documents listed below, the documents shall control in accordance with the following order of precedence:

•	AGLSC Delivery Order or Work Release Letter and any modification(s) thereof.
•	This Subcontractor Agreement.
•
As applicable, the AGL Resources Inc. Basic Ordering Agreement N69450-08-G-0083 or the AGL Resources Inc. Areawide Public Utility Contract No. GS-00P-02- BSD-0362 with the United States of America (as specified in DOs/WRLs).

•
As applicable, Virginia Natural Gas’s Basic Ordering Agreement N62470-02-D-3103 or its Areawide Public Utility Contract No. GS-00P-02-BSD-0181 with the United States of America (as specified in DOs/WRLs).

•	Other designated contracts as they become effective (as specified in DOs/WRLs).

SECTION 3.  SCHEDULE OF WORK

The Work described above shall start on the date specified in the DO or WRL that will be issued for the respective project under this Agreement. The timely completion of all Work is of the essence. The term of this Agreement shall extend through November 5, 2011, regardless of whether AGLSC’s Areawide Contract or BOA shall have been extended to or beyond that date; provided, however, the term of this Agreement shall continue beyond November 5, 2011 through any expiration date for any Work for which a Delivery Order or Work Release Letter or related proposal has been delivered and remains effective.

Contractor recognizes that it is frequently necessary for Work to be rescheduled. Therefore, in accepting this Work, Contractor recognizes that the Work may be rescheduled within a reasonable time of the specified dates and provided such rescheduling does not significantly increase Contractor’s cost Contractor agrees to comply with any reasonable rescheduling of Work, without additional cost to AGLSC.

SECTION 4.  AUTHORIZATION TO START WORK

Prior to beginning any Work, all Work will be authorized in writing by the issuance of a Delivery Order or Work Release Letter detailing the full Work scope, schedule, compensation and other pertinent information about the specific project.

Each mutually agreed DO/WRL shall be a binding contractual action entered into under this Agreement for each phase of an ECM or any activity related to an ECM.

Other pertinent information shall include specific terms and conditions of the applicable Areawide Contract or BOA that AGLSC or its affiliate is required to include in the Agreement concerning the Work, including Federal Acquisition Regulation ("FAR") contract clauses.  It shall also include additional clauses from the Areawide Contract or BOA that AGLSC or its affiliate deems necessary to satisfaction of its contractual obligations to the government.  The Work description for the Work Release Letter will be prepared by Contractor and then issued by AGLSC’s Designated Representative. However, AGLSC’s Designated Representative may orally or by electronic means (i.e. email) authorize Contractor to perform a no-cost preliminary evaluation of ECM opportunities, such as a “Study of Opportunity”, which shall be performed subject to the terms and conditions of this Agreement. A written Work Release Letter shall follow as soon as possible after such oral authorization.

Work will not commence on a particular task order unless and until a statement of work and a price for that phase have been mutually agreed upon in writing.

Contractor, in connection with any proposal it makes for a contract, DO or WRL modification, shall furnish a price breakdown.  Unless otherwise directed, the breakdown shall contain sufficient detail and supporting documentation to permit an analysis of all material, labor, equipment, subcontract, and overhead costs, as well as profit, and shall cover all Work involved in the modification, whether such Work was deleted, added, or changed.  Any amount claimed for subcontractors shall be supported by a similar price breakdown.  The direct cost will be multiplied by the appropriate coefficient which contains the prime contractor’s and subcontractor’s overhead, profit, bond premiums, social security contributions, workman’s compensation insurance, state unemployment insurance, federal unemployment insurance, incidental engineering and planning, and all contingencies.

SECTION 5.  COMMENCEMENT OF WORK

Contractor shall not commence the Work and AGLSC shall not be obligated to pay Contractor for Work commenced prior to:

(a)	Contractor satisfying the insurance requirements and providing AGLSC with an acceptable certificate of insurance as set forth in Section 22 of this Agreement.

(b)
As applicable, Contractor having received from AGLSC or the Government’s Representative any detailed drawings or specifications to which Contractor’s Work is required to conform, as set forth in Section 20 of this Agreement.

(c)
On a per DO or WRL basis, if AGLSC is required to provide a “Performance Bond and Payment Bond” to the Government and if requested by AGLSC, Contractor having presented to AGLSC a “Performance Bond and Payment Bond” or a guarantee of Contractor or its successors of investment grade or better.

SECTION 6.  AGLSC’S DESIGNATED REPRESENTATIVE

As used in this Agreement, “AGLSC’s Designated Representative” means the Managing Director of Marketing, who is the liaison between AGLSC and Contractor during performance of the Work. No agreement with AGLSC’s Designated Representative shall affect or modify any of the terms or obligations contained in this Agreement, except as provided in Section 8 of this Agreement. The Government Agency may appoint a representative for each project (“Government’s Representative”).

SECTION 7.  COMPENSATION

A.	Pricing, Pricing Methods, and Conditions

AGLSC will pay the Contractor as full compensation for the completion of Work described above, subject to the provisions of this Agreement, in accordance with pricing provisions established in the specific WRL or DO provided for each project.

B.	AGLSC Fees

For the use of its Areawide Contracts or BOAs, and the work performed and resources employed by AGLSC on each project, AGLSC may require a contract fee based on the projected contract value, which, if applicable, shall be set forth in the applicable WRL or DO.  AGLSC may provide Contractor with a contract fee detail once the projected contract value and payback has been determined, to be used in the final pricing of each project. This fee is subject to negotiation on a per contract basis, depending on project size and payback criteria.

C.	Taxes

Contractor assumes exclusive liability for all federal, state and local sales or use taxes applicable to any materials, supplies, equipment or tools which Contractor purchases, rents or leases and uses or consumes in conjunction with the performance of the Work.  Contractor shall not be responsible for any other taxes other than its own income taxes.

D.	Invoices and Payments

As an agent for AGLSC pursuant to this Agreement, Contractor will prepare two invoices for Work performed under this Agreement in the form required by the Government Representative designated for such Work, and send one copy of each such invoice in timely fashion to AGLSC for transmittal to the Government Representative designated for such Work and another copy of each such invoice to AGLSC’s Designated Representative who signed the WRL or DO for the project Work being invoiced. Contractor may submit invoices at any time and from time to time during any project; provided that all such submissions must be in compliance with AGLSC requirements herein. Each invoice and all supporting documents shall show AGLSC’s Areawide Contract or BOA number and the applicable Government Agency contract and WRL or DO number. If the invoice will be paid from a private funding source, Contractor may elect to be paid directly from the funding source, upon approval of AGLSC and the Government Agency.  AGLSC will not be responsible to reimburse Contractor for any expense not reflected in the DO or WRL unless AGLSC approves such expense in advance in writing.  AGLSC will have the right, at all times, to set off any amount due or payable to Contractor under this Agreement against any claim or charge AGLSC may have against Contractor under this Agreement.

Final payment will be made under the remittance terms set forth in this Agreement, provided a minimum of all of the following have been completed:

(2)
All Work has been completed and accepted by the Government, including outstanding punch list items, final cleanup, testing, demobilization, and receipt of all reasonably and customarily required documentation by AGLSC and the Government;

(3)	Any reasonably requested general releases, affidavits or receipts have been provided to AGLSC;

(3)	Payment in full has been received by AGLSC from the Government; and

(4)	No amount has been disputed in good faith by the Government or AGLSC.

E.	Over billings/Offsets/Credits/Refunds

Contractor agrees that Contractor will reimburse AGLSC for its:  (i) out-of-pocket costs for performance bonds as specified in any applicable WRL or DO and (ii) for out-of-pocket project finance costs that arise due to construction delays caused by Contractor or its subcontractors or delays in acceptance of such projects caused by Contractor or its subcontractors.

SECTION 8.  CHANGES

As soon as reasonably possible, not to exceed ten (10) business days from receipt of a request or statement from the Government’s Representative (either directly or through AGLSC’s Designated Representative), Contractor shall provide AGLSC with a written fixed price quotation or cost estimate for any change under consideration by the Government, including any necessary adjustments to price and the delivery schedule and evidence of the necessary financing of such change. Any proposed changes in, additions to, or omissions from the authorized Work or the schedule shall be determined by AGLSC and Contractor in consultation with the Government, and shall be effective only upon the submission by Contractor to AGLSC of a WRL or DO Amendment, and AGLSC’s acceptance, which shall be required in the same manner and subject to the same conditions that apply to AGLSC’s obligations to execute and deliver Delivery Orders or Work Release Letters or related proposals under Section 3 of this Agreement. Upon its acceptance of such submission, AGLSC shall promptly provide Contractor with an executed copy of the WRL or DO Amendment, and Contractor shall promptly proceed with the performance of this Agreement as so changed.

Any claims submitted by Contractor pursuant to this Section 8 must be itemized and supported with adequate documentation. Work performed outside the scope or schedule set forth in this Agreement which is not requested by a written modification to a WRL or DO shall not form the basis of a claim for additional compensation.

It is understood and agreed by the parties that Contractor will examine all reasonably available records and will inform itself about conditions to be encountered, the character of equipment and facilities required to perform the Work, the labor conditions and all other relevant matters in connection with the Work to be performed prior to agreeing to a firm fixed price on each WRL or DO. It is further understood and agreed that the price is based on Contractor’s own knowledge and judgment of conditions, problems, volumes, and other factors and not upon any representations of AGLSC. Any information or estimates which are made available by AGLSC to Contractor shall have no express or implied guarantee of accuracy or usefulness. Contractor agrees that it will form its own opinion of the costs it will incur in undertaking the Work. Therefore, Contractor agrees that the fact the actual amount of Work performed or costs incurred differs from estimates made by either Contractor or AGLSC shall not be a basis for change in compensation.

8a. Differing Work Site Conditions

(1)
Contractor shall promptly, and before the conditions are disturbed, give a written notice to the AGLSC Designated Representative of (a) subsurface or latent physical conditions at the Work Site which differ materially from those indicated in this Agreement, or (b) unknown physical conditions at the Work Site of an unusual nature, which differ materially from those ordinarily encountered and generally recognized as inherent in Work of the character provided for in the Agreement.

(2)
AGLSC and Contractor shall cause the Government’s Representative to investigate the Work Site conditions promptly after receiving the notice. If the conditions do materially so differ and cause an increase or decrease in the Contractor cost of, or the time required for, performing any part of the Work under this Agreement, an equitable adjustment will be made under this clause and the Agreement modified in writing accordingly.

(3)
No request by Contractor for an equitable adjustment to the applicable Delivery Order or Work Release Letter under this clause shall be allowed, unless Contractor has given the written notice required; provided, that the time prescribed in (1) above for giving written notice may be extended by the AGLSC Designated Representative.

SECTION 9.  FINANCIAL AUDITS

Contractor shall maintain accurate and detailed records, in accordance with applicable FAR clauses and generally accepted accounting principles consistently applied, of all expenditures or costs relating to any Work performed under this Agreement and of any performance statistics relevant to this Agreement. Work shall be performed on a firm fixed-price basis only. Unless provided otherwise in a DO or WRL, AGLSC shall have audit rights one time annually or upon termination or suspension of the Work. Such audit rights shall be extended to AGLSC or to any accounting representative designated by AGLSC. Audits shall take place at times and locations mutually agreed upon by both parties, although Contractor shall make every reasonable effort to have the materials to be audited available within one (1) week of the request for them. Costs incurred by Contractor as a result of AGLSC’s exercising its right to audit will be borne by Contractor.

SECTION 10.  WARRANTY

Contractor warrants that all Work performed under this Agreement shall be undertaken in a good and workmanlike manner and shall conform to the requirements specified in the applicable WRL or DO. Contractor further warrants that the Work shall be of good quality, free from defects in design, material and workmanship. Any professional services provided by Contractor in connection with the Work shall be performed in accordance with generally accepted standards and practices then prevailing in the industry.

The warranty set forth herein supplements and shall be interpreted in conjunction with any warranty clauses in the FAR and NAVFAC Clause 5252.211-9300 that are applicable to the Work.  Unless otherwise specified in an applicable FAR and NAVFAC clause, the warranty set forth in this Section shall continue to be effective for a period of one (1) year following the Government’s acceptance or beneficial use of each ECP or ECM, acceptance of a particular facility, or acceptance of a particular project, whichever comes first. AGLSC shall give Contractor written notice of all defective work not meeting the requirements of this Agreement, specifically detailing the deficiencies to be corrected, and provided such notice is received within the 1-year warranty period Contractor shall repair or otherwise remedy such defective work in an expeditious manner.

EXCEPT FOR THE WARRANTY PROVIDED IN THIS PARAGRAPH OR OTHERWISE IN THIS AGREEMENT, CONTRACTOR MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, AND CONTRACTOR SPECIFICALLY DISCLAIMS ALL OTHER EXPRESS AND ALL IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. To the extent possible, CONTRACTOR shall assign to AGLSC or the Government all warranties that CONTRACTOR receives from its vendors and/or subcontractors for any materials or equipment, which are or are to become permanent features of a project, which shall be in addition to the other warranties provided herein.

SECTION 11.  RESPONSIBILITY FOR WORK

Contractor is responsible for and shall bear all risk of loss or damage to Work, and all materials, tools and equipment delivered to the Work location by Contractor or its suppliers, until completion by Contractor and final acceptance of Work by the Government’s Representative, except to the extent the loss or damage results from the wrongful or negligent act or omission of AGLSC or the Government. AGLSC is not responsible for any loss or damage to the Work, or to materials, tools and equipment of Contractor resulting from a tortious act or omission of any other contractor.

Contractor shall be responsible, at no additional cost to AGLSC, for taking all precautions necessary to prevent damage or injury to the Work of Contractor, AGLSC or its other subcontractors, and to the property of AGLSC, other subcontractors, or any of their employees, and members of the general public. These measures shall include but not be limited to laying drop cloths, constructing shields and guard fences, and any other reasonable precautionary measures AGLSC may direct.

When Contractor’s supervision is not present on any part of the Work Site where it becomes necessary to give directions in an emergency, orders may be given by Government’s’ Representative and shall be received and obeyed by Contractor’s personnel pending confirmation from AGSLC. If requested to do so, AGLSC shall confirm such orders in writing, provided that such AGLSC reasonably determines that such confirmation is appropriate under the circumstances. The use of explosives in a manner which disturbs or endangers the stability, safety or quality of the Work or of AGLSC or third-party property will not be allowed.

SECTION 12.  CLEANUP

Contractor shall be responsible for keeping the area where its employees and its subcontractors are working clean at all times. If Contractor fails or refuses to maintain a clean Work area, AGLSC may perform or arrange to have performed a cleanup of the area. If AGLSC incurs any cost performing cleanup of Contractor’s Work area, that cost shall be paid to AGLSC or may be deducted by AGLSC from any amount owed to Contractor.

Upon completion of identifiable segments of Work, Contractor is to remove all waste or debris from its Work area unless the waste or debris is subject to the conditions set forth with Subsection titled “Environmental Provisions” of the Section titled “Laws and Project Rules”. Contractor is responsible for restoring its Work area and any areas affected by its Work to at least as good an order and condition as the area was in prior to Contractor commencing the Work unless the restoration would conflict with Subsection titled “Environmental Provisions” of the Section titled “Laws and Project Rules.”

SECTION 13.  TERMINATION

The following actions by or conditions affecting Contractor shall give AGLSC the right to terminate the Agreement and/or any DO or WRL as provided below:

(1)	Contractor breaches the terms of this Agreement, a DO or WRL in any material respect and fails to cure such breach as provided for herein.

(2)	Contractor makes a general assignment for the benefit of its creditors.

(3)	Contractor has a receiver appointed because of insolvency.

(4)	Contractor files bankruptcy or has a petition for involuntary bankruptcy filed against it that is not dismissed within ninety (90) days.

(5)
The Government, not at the request of AGLSC, acting through or at the direction of the Administrator of General Services, or such other government representative with primary authority to administer AGLSC’s Areawide Contract or BOA, requests in writing that AGLSC terminate this Agreement and/or any DO or WRL for convenience or for default.

Immediately upon the actions or conditions specified in subsections (2), (3)or (4) above, this Agreement and/or the DO or WRL, as applicable, shall terminate without further action or notice by AGLSC. In the event that any of the actions or conditions specified in subsection (1) shall occur, then, unless otherwise specified in an applicable FAR clause, (i) Contractor shall have a period of sixty (60) days from receipt of written notice from AGLSC describing in reasonable detail the action or condition and the proposed cure for such action or condition, (ii) AGLSC shall make reasonable efforts to assist Contractor in its cure of such action or condition including, without limitation, setting up and participating in initial meetings with the Government, and (iii) upon any failure of Contractor to cure such action or condition within such period, AGLSC shall have the right to terminate this Agreement and/or any DO or WRL upon written notice to Contractor. It is agreed that if AGLSC exercises its right to terminate this Agreement and/or any DO or WRL for any of the above reasons, the termination shall not prejudice any other right or remedy available to AGLSC.  In the event that any of the actions or conditions specified in subsection (5) shall occur and shall not involve a default by Contractor, then, AGLSC shall give Contractor written notice of such action.  Contractor shall promptly terminate all actions on the Work, remove its personnel and equipment from the Work Site and Contractor shall be paid for all Work performed to date including any equipment or materials ordered prior to the date of such notice that cannot be allocated to other work of Contractor on a mutually agreeable basis and for which orders cannot be cancelled.  Contractor shall promptly deliver any equipment or materials paid for by AGLSC to AGLSC.

Upon termination for subsections (1), (2), (3) or (4) above, AGLSC may take control of the Work; take possession of all materials at the Work location which were intended for incorporation into the Work; and shall be allowed to utilize any of Contractor’s equipment or tools at the site. AGLSC may complete the Work itself or hire another contractor to complete it. Contractor shall receive no further payments until all Work is completed. Upon completion, Contractor will be paid as follows (unless an applicable FAR clause provides otherwise):

For Work to be performed on a fixed price basis, Contractor will be paid the unpaid balance remaining under the WRL or DO less all costs incurred in finishing the Work, including compensation for overhead, for administrative and managerial services and for any legal expenses incurred by AGLSC to effect the takeover and complete the Work. If AGLSC’s costs exceed the unpaid balance, Contractor shall pay the difference to AGLSC.

Contractor will be allowed a credit at the agreed-upon prices for all materials purchased by Contractor and subsequently incorporated into the Work by a replacement for Contractor or AGLSC. If there are no agreed-upon prices in this Agreement or WRL or DO for materials, Contractor shall be credited for the materials at actual cost. Contractor shall also be allowed a credit for the fair market rental value for any of Contractor’s equipment or tools used to complete the Work. AGLSC shall retain title on all goods, materials and equipment incorporated into the Work.

AGLSC may terminate this Agreement for convenience upon thirty (30) days written notice to Contractor. In the event of such termination for convenience, Contractor shall be permitted to complete any Work currently being performed under this Agreement pursuant to an executed Delivery Order or Work Release Letter. However, upon notice of termination, Contractor shall immediately cease any efforts for services and retract any pending bids for Work or new services.  DOs and WRLs may be terminated in accordance with the FAR clauses specified therein.

SECTION 14.  PATENTS AND COPYRIGHTS

Contractor agrees that, unless an applicable FAR clauses provides otherwise, in performing this Agreement it will not use or provide to AGLSC any process, program, document, data, design, device or material which infringes on any patent, copyright, trade secrets, or any other proprietary right of any third party. Contractor agrees to indemnify and defend AGLSC, at Contractor’s expense, against any suit or proceeding brought against AGLSC for any infringement arising out of Contractor’s Work under this Agreement. AGLSC will promptly notify Contractor in writing of any such suit or proceeding and will assist Contractor in defending the action by providing any necessary information at Contractor’s expense. If use of the Work is enjoined, then Contractor shall obtain a license for AGLSC at no additional cost to continue using the Work, or modify the Work so that it no longer infringes, without degrading its function or performance.

SECTION 15.  INTELLECTUAL PROPERTY/WORK PRODUCT

AGLSC agrees that, unless an applicable FAR clause, or a WRL or DO provides otherwise, any trade secret, discovery, invention, drawing, plan, specification or other intellectual property, including, without limitation, computer software and those that may be subject to patents and/or copyrights (“Work Product”), that are developed solely by or in connection with the Work by Contractor, its parent and affiliates (“Contractor Family”) and not at the request of AGLSC shall remain the sole and exclusive property of Contractor Family and AGLSC has no rights to or in such intellectual property. If AGLSC requests development of any Work Product under this Agreement or assists in the development of any Work Product under this Agreement, such Work Product will be considered work made for hire by Contractor and owned by AGLSC, and AGLSC shall have the right to obtain and hold in its own name copyrights, patents, registrations, and other protections available in the Work Product.  If any of the Work Product should not, by operation of law, be considered work made for hire by Contractor for AGLSC, or if ownership of all right, title and interest of the intellectual property rights therein should not otherwise vest exclusively in AGLSC, Contractor hereby assigns to AGLSC, and upon the future creation thereof automatically assigns to AGLSC, without further consideration, ownership of all Work Product.

SECTION 16.  STATUS OF CONTRACTOR AND GUARANTY

Contractor is a Delaware corporation and is a direct wholly owned subsidiary of Xethanol, Inc.  Contractor’s obligations under the Agreement, including without limitation its indemnification obligations set forth in Section 23, shall be secured by a guaranty of performance, in the form attached hereto as Annex B, duly executed by Xethanol Corporation, which guaranty shall be delivered to AGLSC effective as the initial effective date of the Agreement and maintained throughout the term of the Agreement.

SECTION 17.  REPORTS

Whenever reasonably requested by AGLSC, Contractor shall furnish required milestone, monthly, and other reports, as mutually agreed upon or as included in specific Delivery Orders or WRL’s.

SECTION 18.  TOOLS, MATERIALS AND EQUIPMENT

Contractor shall equip all employees with all tools and equipment necessary to perform the Work unless otherwise expressly provided in this Agreement. All tools and equipment belonging to Contractor or its employees shall be clearly marked as to their owner. Contractor shall provide its own storage facilities for all tools and equipment at or near the Work Site. Storage facilities on the Work Site shall be located in a place approved by the Government’s Representative.

All materials, tools and equipment furnished by AGLSC shall remain its property. Contractor agrees not to use AGLSC-supplied materials, tools or equipment for any purpose other than Work for which these items were supplied, unless written permission is given in advance by AGLSC’s Designated Representative. Contractor shall reimburse AGLSC at AGLSC’s replacement cost plus a factor to cover current administrative and general overhead costs for all materials, tools or equipment placed in Contractor’s possession which are not included in the completed Work or returned to AGLSC in kind. When requested in writing, Contractor agrees to purchase special equipment or tools or furnish them on a rental basis. The purchase price or rental cost of such equipment and/or tools and the basis of payment will be as agreed upon, if not previously established in the Agreement Rate Schedule. Any tools specifically purchased for authorized Work and paid for by AGLSC are the property of AGLSC and shall be turned over to AGLSC upon completion of the Work.

SECTION 19.  FURNISHED BY AGLSC

All materials furnished by AGLSC will be specified in the written WRL or DO.

SECTION 20.  PLANS, DRAWINGS, SPECIFICATIONS, AND DOCUMENTATION

Contractor shall not begin any part of the Work which requires Contractor to perform in accordance with plans, drawings, specifications, or documentation until such documents have been approved by the Government’s Representative. Contractor shall keep one copy of the documents at the Work Site and shall produce the copy upon request of AGLSC’s Designated Representative or the Government’s Representative.

Upon completion of the authorized Work and upon the request of AGLSC or the Government Representative, Contractor shall deliver a copy of all listed drawings, specifications, and documentation to AGLSC or the Government’s Representative, after having indicated on them all changes to reflect the “as-built” condition of the Work. Contractor shall be authorized to retain one complete set of project related documents for reference purposes only.

Any discrepancy, contradiction or ambiguity within the provisions of this Agreement and the plans, drawing or specifications shall be immediately referred to the AGLSC Designated Representative by the Contractor. The Government’s Representative will determine which shall control, and the decision shall be binding upon both parties. In all cases, figures will take precedence over scale measurements on drawings, but where obvious discrepancies exist; Contractor shall consult the AGLSC Designated Representative and abide by their decision.

SECTION 21.  CONTRACTOR PERSONNEL MATTERS

Personnel provided by Contractor under this Agreement shall at all times remain the sole responsibility of said Contractor for purposes of personal and professional liability. Contractor shall bear all responsibility for obtaining and ensuring any required security clearances for its employees.

Contractor is solely responsible for all aspects of the labor relations of its personnel, including but not limited to, wages, benefits, discipline, hiring, firing, promotions, pay raises, overtime and job and shift assignments. Such personnel shall be and remain the employees of Contractor at all times.

Contractor shall withhold from each employee’s pay sufficient funds for federal, state, and local income taxes, funds required by the Federal Insurance Contributions Act, and as may otherwise be required by applicable law. Contractor further agrees to defend, indemnify, and hold AGLSC harmless from any claims, fines, and penalties based on any allegations that such withholdings were not made, or that such withholdings were inadequate.

Contractor shall comply with the Fair Labor Standards Act, the Davis Bacon Act, the Service Contract Act as required and all other provisions incorporated by reference, and shall pay overtime to its employees as required by all applicable federal, state and local laws, rules, regulations, and ordinances. In the event that Contractor fails to comply with this requirement, Contractor shall be required to indemnify, defend and hold AGLSC harmless from all claims, actions, fines, penalties, and liabilities resulting from any such failure.

In selecting employees to undertake any Work, Contractor shall select only those persons who are qualified by the necessary education, training and experience to provide a high quality performance of the Work.  Contractor warrants that all of its employees and any employees of its subcontractors will prior to performing Work hereunder have undergone drug screening and background investigations, including education, social security number verification, employment, and criminal checks in accordance with procedures acceptable to AGLSC.  AGLSC will have the right to require Contractor to verify to AGLSC’s reasonable satisfaction that any and all such individuals meet these criteria. In no event shall Contractor use to perform the Services any individual whose testing has revealed a positive drug screen or whose background investigation has disclosed an invalid social security number, illegal immigration status, or a conviction or pending proceedings related to a felony or a misdemeanor criminal offense involving violence, arson or other property destruction, DUI in the past five years, drug or alcohol related crimes in the past five years, or any crimes involving dishonesty or theft. If AGLSC or the Government’s Representative determines, in its sole discretion, that any personnel supplied by Contractor are unsuitable for the Work, AGLSC or the Government’s Representative shall so advise Contractor and Contractor shall remove that employee from the Work Site and assign other individuals to perform the Work. If AGLSC or the Government’s Representative determines, in its sole discretion, that the presence on the Work Site of any employee of Contractor is not consistent with the best interest of AGLSC, AGLSC may direct Contractor to remove that employee from performing Work under this Agreement. Contractor shall assign another employee to Work in place of the unacceptable employee. Replacement of employees under either of the above circumstances shall be at no cost to AGLSC. Contractor shall absorb any travel costs or travel time to the Work Site for the replacement employee and from the Work Site for the replaced employee. Contractor shall give AGLSC advance notice prior to removing Contractor’s supervisory or professional personnel from the job.

Contractor recognizes the importance of the safety of all workers at the Work Site and agrees that accident prevention shall be an integral part of Contractor’s operation. Contractor shall provide and maintain adequate first-aid facilities and shall cooperate with all other contractors at the Work Site and with AGLSC in their respective safety programs. Contractor shall furnish all reasonable information concerning the safety of its operations as may be required by AGLSC’s Designated Representative or the Government’s Representative, including records of accidents to employees, radiation exposure hours of employees, and time lost due to accidents. In the event that AGLSC or the Government’s Representative discovers a condition or Work practice that it considers to be unsafe, AGLSC or the Government’s Representative may suspend the Work in whole or in part without cost until the unsafe condition or Work practice is made safe.

Contractor’s employee vehicles and its subcontractor vehicles and equipment shall be parked in areas expressly approved by AGLSC’s Designated Representative or the Government’s Representative.

Contractor’s employees while working on Work Site locations shall be properly dressed in accordance with OSHA standards at all times. Employees not properly dressed will be refused entry to or will be subject to discharge from the Work Site.

When sanitary facilities are furnished by AGLSC, Contractor’s employees shall use only those designated and approved by AGLSC’s Designated Representative or the Government’s Representative.

SECTION 22.  INSURANCE

Contractor shall provide and maintain in full force and effect at no additional cost to AGLSC for the duration of the Agreement the following minimum, amounts of insurance:

(a)
Commercial general liability insurance with a minimum limit of $1,000,000 per occurrence for bodily injury and damage to property including contractual liability, premises/operations, products/completed operations, independent Subcontractors, broad form property damage, and personal injury coverage and a minimum aggregate amount of $2,000,000.

(b)
Automobile liability insurance with a minimum combined single limit of $1,000,000 per accident for bodily injury and damage to property, or covering bodily injuries or death in a sum not less than $500,000 per person and $1,000,000 per accident and covering damages to property in a sum of at least $250,000 per accident. This insurance shall apply to any auto, whether owned or non-owned.

(c)
Workers’ compensation insurance as specified by state law in each state where work is to be performed; when workers’ compensation is required, Contractor shall also provide employer’s liability insurance in the minimum amount of $1,000,000 each accident and $1,000,000 per employee for bodily injury by disease with a disease policy aggregate of $1,000,000, or employer’s liability insurance to meet these limits.

(d)	Umbrella Liability coverage in a minimum amount of $5,000,000.

(e)
Errors and Omissions Liability (Professional Liability) in a minimum amount of $5,000,000 covering actual or alleged breach of duty, act, error, omission, misstatement, misleading statement or neglect in the rendering of or failure to render services under this Agreement.  (This coverage may be provided by the firm that performs the design services, if such design services are not performed by Contractor, provided that Contractor shall ensure that such subcontractor has this and all other required coverage under this Agreement.)

Contractor’s liability insurance policies shall contain a provision under which the insurer waives any and all rights to subrogation it may have against AGLSC because of any payment made under any such policy of insurance, with the exception of Professional Liability. Contractor agrees that it shall add AGL Resources Inc., its subsidiaries, affiliated companies, their officers, directors and employees to Contractor’s insurance policies other than Professional Liability and Workers’ Compensation as an additional insured. CERTIFICATES OF INSURANCE SHOULD STATE “AGL RESOURCES INC. AND ITS SUBSIDIARIES, AFFILIATED COMPANIES, THEIR OFFICERS, DIRECTORS AND EMPLOYEES ARE NAMED AS ADDITIONAL INSURED IN ACCORDANCE WITH AGREEMENT TERMS.” Said certificates shall further provide that no such insurance may be canceled prior to thirty (30) calendar days prior to written notice of cancellation having first been delivered to AGLSC by the insurance companies which have issued the insurance. Contractor shall require its insurance carrier or agent to certify that this requirement has been satisfied on all insurance certificates issued under this Agreement.

Before any Work is initiated and before any invoices are paid for Work performed under this Agreement, Contractor shall provide written proof of compliance with the above insurance requirements by delivering to:

AGL Services Company
10 Peachtree Place, N.E.
Attention: Risk Management
Atlanta, Georgia 30309-4497

a copy of certificate of insurance completed by his insurance carrier or agent certifying that minimum insurance coverages as required above are in effect and that the coverage will not be canceled until thirty (30) days after written notice is given AGLSC. Contractor shall maintain, update, and renew the certificate for the duration of the Agreement. No payment will be made to Contractor prior to receipt by AGLSC of such a certificate of insurance. In the event such a certificate of insurance becomes outdated, AGLSC may request in writing an updated certificate and if Contractor does not deliver an updated certificate within thirty (30) days after receipt of such request, AGLSC may elect to withhold payment of invoices, suspend Work or take other appropriate action until a certificate is received by AGLSC. All of the aforesaid insurance shall be written by insurance companies which are (a) licensed and authorized to do business in the State of Georgia; and (b) rated by A. M. Best Company with a rating of A– or better.  All liability insurance policies will be written on an occurrence basis.

SECTION 23.  INDEMNITY

To the maximum extent permitted by applicable law, except to the extent caused by the negligence or willful misconduct of AGLSC, its affiliates, parent entity, subsidiaries, or their respective officers, employees, agents or independent contractors, Contractor shall indemnify and defend AGLSC, its affiliates, parent entity, subsidiaries, officers, employees, agents, and shareholders from and against all liability, loss, costs, claims, damages, expenses, judgments, fines, penalties, and awards, whether or not covered by insurance, arising out of:

(a)
wholly or in part from acts or omissions of, or as a result of Work done or omitted from being done, or as a result of the negligence, misconduct or breach of this Agreement by Contractor, its subcontractors or assignees and their agents or employees, including without limitation claims for:

(1)	injury to (including mental or emotional) or death of any person, including employees of AGLSC or its subcontractor, or

(2)	damage to or destruction of any property, real or personal, including without limitation property of AGLSC and its other contractors, AGLSC’s employees, and fellow employees;

(b)
injuries sustained and/or occupational diseases contracted by Contractor’s, its subcontractor’s, or assignee’s employees, if any, of such a nature and arising under such circumstances as to create liability by AGLSC or Contractor under the Workers’ Compensation Act, and all amendments thereto, of the state having jurisdiction, including all claims and causes of action of any character against AGLSC by any employee of Contractor, its subcontractors or assignees, or the employer of such employees, or any person or concern claiming by, under or through them resulting from or in any manner growing out of such injuries or occupational diseases;

(c)	demands, actions or disputes asserted by any subcontractors, employees or suppliers of Contractor; and

(d)
any defect or inaccuracy in information provided by Contractor in support of the prices contained in this Agreement or any modification to this Agreement, or any documentation or certification provided by Contractor for any claim brought under the Disputes provision of the Agreement.

Contractor further agrees, to the maximum extent permitted by applicable law, that Contractor shall indemnify and defend AGLSC, its affiliates, parent entity, subsidiaries, officers, employees, agents, and shareholders from and against all liability, loss, costs, claims, damages, expenses, judgments, fines, penalties, and awards, whether or not covered by insurance, arising out of:

(a)
delay in Contractor’s completion of any Work caused by or arising out of the litigation pending in the Superior Court of Fulton County, Georgia styled Jacoby Energy Dev. Inc. et al. v. Ellis, Superior Court of Fulton County, Civil Action File No. 2008CV154224 and/or Ellis et al. v. Jacoby et al., Superior Court of Fulton County, Civil Action File No. 2008CV154821 or any other litigation between Jacoby Energy Development Inc., Jacoby, Ellis and/or Contractor involving the same or similar claims, allegations or factual background (the “Litigation”); and

(b)	claims brought in the Litigation alleging that AGLSC unlawfully or wrongfully entered into this Agreement.

  Indemnification shall include all costs including attorneys’ fees and expenses reasonably incurred in pursuing indemnity claims under or enforcement of this Agreement.

Additionally, Contractor shall reimburse AGLSC and its parent entity for their reasonable, actual out-of-pocket costs and expenses incurred in responding to any discovery or subpoenas to appear at trial propounded by Contractor or its parent entity in connection with the Litigation.

SECTION 24.  ACCESS TO RECORDS

AGLSC or its designees shall be afforded reasonable access during the term of this Agreement to all of Contractor’s accounting records related to the performance of this Agreement for the purpose of verifying compliance with the terms of this Agreement. Contractor shall require all subcontractors, if any, to comply with the provisions of this paragraph by insertion of the requirements hereof in a written agreement between Contractor and any subcontractor. AGLSC or its authorized representative shall have reasonable access during regular business hours and upon at least 10 business day’s prior written notice to Contractor to Contractor’s facilities in order to conduct audits in compliance with this paragraph.

SECTION 25.  CODE OF ETHICS

While performing its obligations pursuant to this Agreement, Contractor, its subcontractors and agents shall:

a)
not engage in any business or activity which interferes with or is in conflict with Contractor’s obligations pursuant to this Agreement, including without limitation providing services under a competing Areawide Contract or BOA at the same Government installation or facility;

b)	comply with the highest professional standards of practice and ethics;

c)	not engage in any conduct that is incompetent, dishonest or fraudulent;

d)
comply with AGL Resources’ Code of Business Conduct. Contractor acknowledges that it has received a copy of the AGL Resources' Code of Business Conduct and that if it has any questions regarding the AGL Resources’ Code of Business Conduct it will contact the AGL Resources’ Executive Director of Corporate Compliance at 404-584-3408. AGL Resources’ Code of Business Conduct is also available at www.aglresources.com.

SECTION 26.  LAWS AND PROJECT RULES

A.	General

Contractor and its subcontractors, if any, shall observe and abide by all applicable laws, federal, state and local, and the rules and regulations of any lawful regulatory body acting thereunder in connection with the Work and any other clauses or provisions incorporated by reference, including the FAR. Without limiting the foregoing, Contractor agrees to comply with applicable provisions of the Americans with Disabilities Act, Fair Labor Standards Act of 1938, the Occupational Safety and Health Act of 1970, Executive Order No. 11246, the Rehabilitation Act of 1973, the Vietnam Veterans Readjustment Act of 1974, as amended, and their respective implementing regulations, which are made a part hereof as if set out herein.

Contractor shall indemnify and hold AGLSC harmless with respect to any claims, expenses (including attorney’s fees), liability or damages arising out of Contractor’s failure to comply with any applicable laws, rules, or regulations.

B.	Taxes and Contributions

Contractor assumes exclusive liability for all contributions, taxes or payments required to be made under the applicable federal and state Unemployment Compensation Act, Social Security Acts and all amendments, and by all other current or future acts, federal or state, requiring payment by Contractor on account of the person hired, employed or paid by Contractor for Work performed under this Agreement.

C.	Drawings and Specifications

It is the intent of AGLSC to have all drawings and specifications for the Work comply with all applicable statutes, regulations, and ordinances. If Contractor discovers any discrepancy or conflict between the drawings and specifications and applicable legal requirements, Contractor shall immediately report the discrepancy in writing to the Government’s Representative and to AGLSC.

D.	Contractor’s License Requirements

Contractor shall comply with the applicable requirements of the governing state to regulate the practice of general, mechanical, and electrical contracting.

E.	Environmental Provisions

1.	Compliance with Environmental Laws

a)	In performing its obligations and other activities pursuant to this Agreement, Contractor shall comply with all applicable Environmental Laws.

b)
Asbestos-containing materials (ACM) and/or lead-based paint (LBP) may be encountered during performance of the Work. If performance of the Work does not require disturbing such materials, the Work shall proceed as set forth herein. If suspect ACM and/or LBP is encountered, the Contractor will make the determination whether such materials require special handling under applicable Environmental Laws or acceptable industry standards and practices. Results of such determinations will be provided to AGLSC and the Government’s Representative. If the results of those determinations indicate that special handling is necessary or appropriate for such materials, Contractor will do no work in any such areas until Contractor can perform all necessary or appropriate abatement activities. Any such abatement will be considered a change order and will be negotiated separately as a modification to this Contract.

c)
Contractor may seek from the Government’s Representative, through AGLSC, any records and other information which the AGLSC Designated Representative or the Government’s Representative deems relevant to Contractor’s compliance with Environmental Laws. AGLSC does not warrant the accuracy or completeness of such records and information, and Contractor shall determine independently how to conform its activities to the requirements of Environmental Laws.

2.	Hazardous Substances

a)
For purposes only of this Subsection (2), “AGLSC Property” means property AGLSC owns, leases, operates, and/or is under the control of AGLSC or Contractor, including Government properties, during the performance of Work, wherever located, including land, buildings, structures, installation, boats, planes, helicopters and other vehicles.

b)
Prior to bringing any Hazardous Substance onto AGLSC Property, Contractor shall deliver to the AGLSC Designated Representative: (1) notice of the Hazardous Substance’s identity and intended use, (2) notice of the length of time the Hazardous Substance will be used on AGLSC Property and (3) a description of any wastes that will be generated as a result of using the Hazardous Substance.

c)
Prior to bringing onto AGLSC Property any Hazardous Substance, Contractor shall deliver to AGLSC a description of the potential for AGLSC employee exposure to the such substance, the substance’s brand name (including generic name and chemical abstract number [CAS#]), container volume or weight, number of containers, container pressure and temperature, physical state, storage location, estimated annual usage, manufacturer and material safety data sheet.

d)	Contractor shall be solely responsible for the proper management, transportation, and disposal of any Hazardous Waste which Contractor generates on AGLSC Property.

e)	Upon completion of the Work, Contractor shall remove all of Contractor’s unused chemicals from AGLSC Property.

3.	Releases

a)	Contractor shall not Release any Hazardous Substance on AGLSC Property, or on any roadways leading to or from AGLSC Property.

b)
In the event Contractor Releases any Hazardous Substance on AGLSC Property, Contractor immediately shall notify AGLSC’s Designated Representative and/or the Government’s Representative and remediate the Release pursuant to all applicable Environmental Laws and to AGLSC’s or the Government’s direction and reasonable satisfaction. AGLSC’s and the Government’s costs in supervising, directing, inspecting and/or assisting Contractor to respond to the Release shall be subject to Indemnification under Subsection (4) hereof.

c)
If following a Release Contractor fails to comply with the terms of Subsection (3)(b), AGLSC or the Government may in its discretion remediate the Release and otherwise perform Contractor’s obligations. AGLSC’s and the Government’s costs in performing Contractor’s remedial activities shall be subject to Indemnification under Subsection (4) hereof.

4.	Handling and Disposal of Hazardous Substances

a)
Notwithstanding the provisions Section 26. E. of this Agreement and FAR, Part 52, Subparts 52.236-2 “Differing Site Conditions” and 52.236-3 “Site Investigations and Conditions Affecting Work”, AGLSC understands and agrees that, except for Contractor’s obligations regarding ACM and LBP, as set forth above, (i) Contractor has not inspected, and will not inspect, the Project Site in connection with a proposed ECM for the purpose of detecting the presence of pre-existing Hazardous Substances that relate to an ECM or any Project Site, and (ii) AGLSC or the Government shall retain sole responsibility for the proper identification, removal, transport and disposal of any fixtures, components thereof, or other equipment or substances incidentally containing pre-existing Hazardous Substances, except as specifically agreed to by Contractor pursuant to paragraphs c) and d) (below).

b)
If Contractor, during performance of the Work under a Delivery Order or Work Release Letter executed pursuant to this Agreement, has reason to believe that it has encountered or detected the presence of pre-existing Hazardous Substances, Contractor shall stop Work and shall notify AGLSC and/or the Government. Except for Contractor’s obligations regarding determinations for ACM or LBP, as set forth above, AGLSC or the Government will evaluate the site conditions and notify the Contractor of the results of this evaluation. Contractor shall not be required to recommence Work until this situation has been resolved. Any delay resulting therefrom shall be grounds to request an increase in the WRL or DO Cost to the extent that such delay increases ECM Costs.

c)
ACM and LBP. As set forth above, in connection with the implementation of any ECM, Contractor is expected to properly assess and, subject to appropriate change orders, abate pre-existing ACM and LBP as necessary or appropriate incidental to implementation of an ECM.

d)
In the event Contractor conducts any abatement of ACM or LBP within the scope of Work for an ECM implemented as described above, the hazardous waste manifests or other shipping papers shall identify the Government as the sole generator of the Hazardous Substances unless the parties otherwise agree or the Government requires the Contractor to be identified as the generator, or unless the Contractor must be identified as the generator under applicable Environmental Laws.

e)
Refrigerants, Fluorescent Tubes and Ballasts. To the extent provided for in a WRL or DO executed pursuant to this Agreement in connection with the implementation of any ECM, Contractor shall remove and/or dispose of all ozone depleting refrigerants, fluorescent tubes and fluorescent magnetic core and coil ballasts incidental to an ECM to the Hazardous Materials (HAZMAT) Disposal site on the Government installation. If there is no HAZMAT on the Government installation, the above Hazardous Materials will be disposed in accordance with all applicable Environmental Laws, provided however, that the hazardous waste manifests or other shipping papers shall identify the Government as the sole generator of the Hazardous Materials.

g)	Indemnification. Contractor shall Indemnify AGLSC against all Claims. The terms “Indemnify” and “Claims” in the preceding sentence shall have the meanings set forth in subsection 26.E.6 below.

5.	Environmental Audits

a)
AGLSC and/or the Government shall have the right to conduct an on-site environmental review of any of Contractor’s or its subcontractor’s or supplier’s facilities at any time to verify compliance with Environmental Laws. Contractor shall ensure that AGLSC shall have the right to conduct on-site environmental audits of any subcontractor’s facilities to verify compliance with all Environmental Laws.

6.	Definitions

a)
ACM or Asbestos-Containing Material means (a) friable asbestos material, (b) Category I nonfriable ACM (as defined in 40 C.F.R. SS 61 (Subpart M)) that has become friable, (c) Category I nonfriable ACM that will be or has been subjected to sanding, grinding, cutting or abrading or (d) Category II nonfriable ACM (as defined in Subpart M) that has a high probability of becoming or has become crumbled, pulverized or reduced to powder by the forces expected to act on the material in the course of demolition or renovation operations.

b)
Claim means any of the following to the extent arising out of the Work or caused by the acts or omissions of Contractor: (1) administrative, regulatory or judicial action or cause of action, suit, liability, judgment, penalty, damages, directive, order, claim relating in any way to any Environmental Law, the Management of any Hazardous Substance, the presence of any Hazardous Substance in the environment or any alleged injury or threat of injury to health, safety, property or the environment and (2) cost or expense (including, without limitation, any reasonable attorneys’, experts’ and consultants fees’ and expenses) which is or may be necessary, in AGLSC’s or the Government’s sole discretion, to comply with any Environmental Law, to respond to and defend against any action listed in clause (1), to protect the health or safety of any person or to permit or facilitate any lawful use of real property.

c)
AGLSC Property means any property, facility or equipment owned, leased and/or under the control of AGLSC or Contractor, including Government properties, during the performance of Work, wherever located, including land, buildings, structures, installation, boats, planes, helicopters and other vehicles.

d)
Environmental Law means any federal, state or local law, statute, ordinance, judicial or administrative order or other public authority now in effect relating to the regulation or protection of human health, safety, occupational safety and health, the environment or natural resources. Without limiting the generality of the foregoing, the term Environmental Law shall include, but not be limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq. (“CERCLA”); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901, et seq. (“RCRA”); the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq. (“FWPCA”); the Hazardous Materials Transportation Act, 49 U.S.C. § 5101; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; the Emergency Planning and Community Right to Know Act of 1986, 42 U.S.C. § 11001, et seq. (“EPCRA”); the Atomic Energy Act, 42 U.S.C. § 2014, et seq.; the Endangered Species Act, 16 U.S.C. § 1531, et seq. (“ESA”); the Marine Mammal Protection Act of 1972, 16 U.S.C. § 1361, et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136, et seq. (“FIFRA”); the Clean Air Act, 42 U.S.C. § 7401, et seq.; and their state analogs, state counterparts, and other state laws, regulations, and statutes relating to protection of human health and the environment.

e)
Indemnify, with respect to any Claim, means (1) to indemnify, save and hold harmless, reimburse and make whole on an after-tax basis, the designated indemnitee and its affiliates and their respective officers, directors, employees, partners and agents from any Claim imposed on or incurred by the indemnitee, or asserted by any third party against the indemnitee; (2) to defend any suit or other action brought against the indemnitee on account of any Claim and (3) to pay any judgment against, and satisfy any equitable or other requirement legally imposed on, the indemnitee resulting from any such suit or action, along with all costs and expenses relative to any such Claim, including, without limitation, reasonable attorney’s, consultant’s and expert witness fees.

f)
Manage or Management, with respect to any substance or material, means the manufacture, processing, distribution, use, possession, generation, transportation, labeling, identification, handling, removal, treatment, storage, disposal, Release or threatened Release thereof.

g)	Project Site shall mean the site(s) on which the Work shall be performed.

g)
Hazardous Substance means any chemical, material, substance or waste including but not limited to ACM and LBP the exposure to, access to or Management of which is now or hereafter prohibited, limited or regulated by any Environmental Law. Notwithstanding the foregoing, the term Hazardous Substance does not include small quantities of materials, such as janitorial supplies, paints, lubricants, and the like, provided such materials are used in strict compliance with Environmental Laws in the ordinary course by Contractor in conducting the Work.

h)
Release(s), with respect to any substance or material, means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of such substance into the environment, or any other act or event the occurrence of which would require containment, remediation, notification or similar response under any Environmental Law.

i)	Hazardous Waste means any substance regulated as a hazardous waste under the Resource Conservation and Recovery Act, (42. U.S.C. § 6901 et seq.) or any other Environmental Law.

SECTION 27.  SEVERABILITY

If any term or provision of this Agreement is held illegal or unenforceable by a court with jurisdiction over the Agreement, all other terms in this Agreement will remain in full force, the illegal or unenforceable provision shall be deemed struck. In the event that the stricken provision materially affects the rights, obligations or duties of either party, AGLSC and Contractor shall substitute a provision by mutual agreement that preserves the original intent of the parties as closely as possible under applicable law.

SECTION 28.  GOVERNING LAW

This Agreement shall be governed by the laws of the State of Georgia except that provisions incorporating U.S. federal law or regulation shall be governed by U.S. federal law.

SECTION 29.  CONFIDENTIALITY; USE OF INFORMATION

(a)             Certain information which the parties may exchange from time to time may be considered by the party disclosing such information to be confidential and proprietary in nature, including but not limited to: (i) any information or data, whether oral, written, electronic or otherwise, relating in any way to the business of the disclosing party; (ii) business plans or records of each party made available to the other; (iii) any and all other information that the disclosing party specifies as confidential and provides to the receiving party; and (iv) any information that the receiving party knows or reasonably should know, given the circumstances of disclosure and the nature of the information, should be treated as confidential and proprietary in nature (“Confidential Information”). Failure to mark any of the Confidential Information as such shall not affect its status as Confidential Information under this Agreement. Each party agrees that the Confidential Information of the other party will be used by it solely and exclusively for the purpose of carrying out its obligations under this Agreement. Each party agrees not to reveal, divulge or disclose any Confidential Information of the other party, and acknowledges that the disclosure or unauthorized use of such Confidential Information will injure the other party. The parties agree to treat any and all Confidential Information that may be exchanged with the same degree of care with which each treats its own similar information, but in no event less than reasonable care.

(b)             The obligations of confidentiality will not apply to any Confidential Information that is (i) publicly available or becomes so in the future without restriction, (ii) rightfully received by either party from a third party and not accompanied by confidentiality obligations, (iii) already in the receiving party’s possession and lawfully received from sources other than the disclosing party, (iv) independently developed by the receiving party, or (v) approved in writing for release or disclosure without restriction by the disclosing party.

(c)             The terms of this Paragraph 29 will not preclude the disclosure of Confidential Information by either party if such disclosure is (i) in response to a valid order of a court or other governmental body of the United States or any political subdivision thereof, provided that the party required to disclose the Confidential Information provides the original disclosing party with prior notice of such order as a requirement and an opportunity to respond to such a court order as soon as is reasonably practical, (ii) otherwise required by law or (iii) necessary to establish rights under this Agreement, provided however, that the parties will limit the disclosure to the extent required for such purposes and that such disclosure shall only be made pursuant to a protective order or by mutual written agreement of the parties.

(d)             The obligations with regard to this Confidential Information will remain in effect for so long as Contractor is engaged by AGLSC and for a period of two years thereafter, or, with respect to trade secrets, for the maximum extent permitted by law, whichever is longer.

(e)             The parties acknowledge that breach of the provisions of this Paragraph 29 would result in irreparable injury and permanent damage to the other, that damages would be difficult to ascertain in the event of a breach of this Paragraph 29 and that money damages alone would be an inadequate remedy for the injuries and damages which would be suffered from a breach of this Paragraph 29. The parties therefore agree that, in the event of a breach of this Paragraph 29, the non-breaching party, without limiting any of the remedies or rights, which it may have at law or in equity or pursuant to this Agreement, shall have the right to injunctive relief or other similar remedy to specifically enforce the provisions hereof.

SECTION 30.  PUBLIC COMMUNICATION

The parties agree to cooperate with each other in maintaining good community relations. AGLSC or Contractor may jointly issue public statements, press releases, and similar publicity concerning the Work, its progress, completion, and characteristics; provided, however that no party may issue any such public statement, press release or publicity that includes the name of the other party except with the prior consent of the named party.

SECTION 31.  NONWAIVER

Either party’s failure to insist on performance of any of the terms and conditions herein or to exercise any right or privilege or any party’s waiver of any breach hereunder shall not thereafter waive any of such party’s rights or privileges under this Agreement or at law. Any waiver of any specific breach shall be effective only if given expressly by each party in writing.

SECTION 32.  MERGER ASSIGNMENT

This Agreement embodies the entire Agreement between AGLSC and Contractor. The parties shall not be bound by or liable for any statement, writing, representation, promise, inducement or understanding not set forth above. No changes, modifications or amendments of any terms and conditions of this Agreement are valid or binding unless agreed to by the parties in writing and signed by their authorized agents.

This Agreement may not be assigned or transferred by Contractor without the prior written consent of AGLSC; provided, however, that, with the prior written approval of AGLSC in its sole and absolute discretion, Contractor may subcontract all or any part of the Work. Contractor will remain liable for all responsibilities and obligations of Contractor under the terms of this Agreement, even if some of such responsibilities and obligations are performed by its subcontractors. Any purported assignment in violation of the preceding sentence shall be void.

The parties execute this Agreement by their signature or the signature of their authorized representatives.

SECTION 33.  DISPUTES

33.1           Disputes with the Government.  Any dispute arising under or related to this Agreement, a DO or WRL which relates to a matter that gives AGLSC recourse against the Government, shall be resolved as follows unless the parties otherwise agree in writing:

(a)           Contractor shall give AGLSC a fully supported written document concerning any such dispute within one year after the claim accrues, but in no event later than final payment under this Agreement, or Contractor shall be barred from any remedy for such claim.

(b)           AGLSC shall forward such claim to the Government Contracting Officer for the Areawide Contract or BOA (“Contracting Officer”) on Contractor’s behalf for final decision, subject to the limitations and other conditions contained in this provision.  AGLSC shall in good faith consult with Contractor concerning the forwarding of such claim to the Contracting Officer.

(c)           Any decision of the Contracting Officer under the Areawide Contract or BOA as it relates to this Agreement, whether or not it results from a claim submitted on Contractor’s behalf under the provision stated above, shall be final and binding upon Contractor insofar as it relates to this Agreement; however, AGLSC shall notify Contractor immediately, if it appears that Contractor is adversely affected by any such decision of the Contracting Officer, and if AGLSC elects not to appeal such decision pursuant to the “Disputes” clause of the Areawide Contract or BOA.  If AGLSC thereafter receives, no less than twenty (20) days before the expiration of the period of appeal under the “Disputes” clause of the Areawide Contract or BOA, a written request by Contractor to appeal such decision, and if AGLSC has the right of such appeal under the Areawide Contract or BOA, AGLSC shall file an appeal from the decision on Contractor’s behalf.

(d)           If AGLSC appeals such a decision, whether at its election or at Contractor’s request, any decision upon such appeal by the Board of Contract Appeals, the United States Court of Federal Claims, or any other board or agency having jurisdiction over the appeal shall be final and binding upon Contractor insofar as it relates to this Agreement.  If Contractor timely (i.e., no less than twenty (20) days before the expiration of the relevant period of appeal) requests AGLSC to bring a further appeal to obtain judicial review of such decision by a court of competent jurisdiction, AGLSC shall do so, subject to the terms below.  A final judgment in any such further appeal, if binding on AGLSC under the Areawide Contract or BOA, shall in turn be binding on Contractor insofar as it relates to this Agreement.

(e)           In any appeal brought by AGLSC on behalf of Contractor, or at Contractor’s request under the above provisions, Contractor shall bear all costs and expenses incurred by Contractor and AGLSC in prosecuting such appeal, including but not limited to, any legal fees or costs incurred.  In any appeal taken or brought by AGLSC, whether at its election or at Contractor’s request, Contractor shall cooperate fully with AGLSC in its prosecution thereof in every reasonable manner and Contractor shall be afforded reasonable opportunity to participate in the prosecution thereof to the extent Contractor’s interest may be affected.  To the extent requested by AGLSC, Contractor shall prosecute for AGLSC any appeal taken or brought at Contractor’s request and, in such event, AGLSC shall assist Contractor in every reasonable manner.

(f)           If AGLSC is required to certify any claim of Contractor, AGLSC shall not forward such claim unless it is satisfied the claim is in good faith, and AGLSC can certify such claim to the Contracting Officer to the extent and manner required by the Contract Disputes Act.  Contractor agrees to provide AGLSC with such information as AGLSC may deem necessary to make this determination, including but not limited to, its own certification in the form prescribed by the Contract Disputes Act or its implementing regulations.  Such certification shall be executed by a person duly authorized to bind Contractor.  Contractor agrees that, with respect to any claim or dispute that arises under or relates to the Areawide Contract or BOA which, if it were AGLSC’s claim, can properly be submitted for a decision of the Government Contracting Officer under the “Disputes” clause, its right of claim or appeal is limited to the procedures set forth in this provision.

(g)           If AGLSC asserts a claim against Government involving Contractor, each party shall bear its own costs for outside counsel and third-party consultants retained to prosecute claims against Government and for any other litigation costs.  Each party shall present its portion of the claim to Government.

(h)           If the Government contends that the Areawide Contract or BOA has been breached, or otherwise asserts a claim or set-off against AGLSC, the party determined to be responsible for the breach either by settlement or by the trier of fact shall be responsible for all costs occasioned by the breach, including counsel and litigation costs.  If the trier of fact fails to determine the relative degrees of fault of AGLSC and Contractor in connection with any claim by Government, then AGLSC and Contractor agree that the allocation of fault shall be determined pursuant to Section 33.2 below.

(i)           Contractor’s failure to comply with the terms of this provision shall entitle AGLSC to terminate any such appeal on Contractor’s behalf.  The rights and obligations described herein shall survive completion of and final payment under this Disputes clause.

33.2           Disputes between the parties.  Should any dispute arise under this Agreement, the dispute shall be resolved as follows:

(a)           Whenever disputes, disagreements or misunderstandings arise, the Parties shall attempt to resolve the issue(s) involved by discussion and mutual agreement as soon as practicable.

(b)           Failing resolution by mutual agreement, the aggrieved Party shall document the dispute, disagreement or misunderstanding by notifying the other Party in writing of the relevant facts, identifying unresolved issues, and specifying the clarification or remedy sought.  Within ten (10) working days after providing notice to the other Party, the aggrieved Party may, in writing, request a joint decision by senior executives of AGLSC and Contractor.  The other Party shall submit a written position on the matter(s) in dispute within thirty (30) calendar days after being notified that a decision has been requested.  The senior executives described above shall conduct a review of the matter(s) in dispute and render a decision in writing within thirty (30) calendar days of receipt of such written position.  Any such joint decision is final and binding.

(c)           In the absence of a joint decision as described in Subparagraph 33.2(b) above, then the Parties may utilize an alternative disputes resolution method mutually agreed to by both Parties on a case by case basis.  If the Parties cannot agree to an alternative disputes resolution method, then either Party may pursue any remedy under the law.  In the event of any lawsuit in connection with this Agreement, the Courts of the State of Georgia shall have sole and exclusive jurisdiction.  Each Party hereby consents to jurisdiction and venue in the State of Georgia.

3.3           Continuation of Performance Pending Dispute. Unless provided to the contrary in the Agreement, Contractor shall continue to perform the Work and AGLSC shall continue to satisfy its payment obligations to Contractor, pending the final resolution of any dispute or disagreement between AGLSC and Contractor.

SECTION 34.  FAR CLAUSES

The DO/WRL shall be subject to any legally required Federal Acquisition Regulations and Defense Federal Acquisition Regulations (“FAR”).  References to “Contractor”, “Offeror” or “Prime Contractor” in these clauses shall be deemed to refer to Contractor.  References to “Contract” shall be deemed to refer to this Agreement.  “Contracting Officer” and “Agency Contracting Officer” shall be deemed to refer to the U.S. Government Contracting Officer for AGLSC’s government Prime Contract.  “Commercial item” means a commercial item as defined in FAR 2.101.  “Subcontract” means any contract placed by Contractor lower tier subcontractors under this Agreement.  Any references to a “Disputes” clause shall mean the Disputes clause of this Agreement.  The clauses are posted at http://farsite.hill.af.mil. Because the nature of Work may vary based on a particular DO or WRL, the Parties shall ensure that the appropriate FAR clauses are incorporated into any DO/WRL entered into pursuant to this Agreement.  Notwithstanding the foregoing, the following FAR clauses shall apply to all DO’s or WRL’s entered into pursuant to this Agreement, unless otherwise specifically provided therein:

NOTES

1.	Substitute “PRIME CONTRACTOR” for “Government” or “United States” throughout this clause.

2.	Substitute “PRIME CONTRACTOR Procurement Representative” for “Contracting Officer”, “Administrative Contracting Officer”, and “ACO” throughout this clause.

3.	Insert “and PRIME CONTRACTOR” after “Government” throughout this clause.

4.	Insert “or PRIME CONTRACTOR” after “Government throughout this clause.

5.	Communication/notification required under this clause from/to the Contractor to/from the Contracting Officer shall be through PRIME CONTRACTOR.

6.	Insert “and PRIME CONTRACTOR” after “Contracting Officer”, throughout the clause.

7.	Insert “or PRIME CONTRACTOR PROCUREMENT REPRESENTATIVE” after “Contracting Officer” throughout the clause.

FAR CLAUSE	CLAUSE NAME
52.202-1	Definitions - Alternate I (JUL 2004))
52.2-3-2 52.203-3	Certification of Independent Price Determination (APR 1985) Gratuities (APR 1984)

FAR CLAUSE	CLAUSE NAME
52-203-5	Covenant Against Contingent Fees (APR 1984)
52.203-6	Restrictions on Subcontractor Sales to the Government (Alt 1) (SEP 2006)
52.203-7	Anti-Kickback Procedures (JUL 1995)
52-203-8	Cancellation, Rescission, and Recovery of Funds for Illegal or Improper Activity (JAN 1997)
52-203-10	Price or Fee Adjustment for Illegal or Improper Activity (JAN 1997)
52.203-11	Certification and Disclosure Regarding Payments to Influence Certain Federal Transactions (SEP 2007)
52.203-12	Limitation on Payments to Influence Certain Federal Transactions (JUN 1997)
52.203-13	Contractor Code of Business Ethics and Conduct (DEC 2007)
52.203-14	Display of Hotline Poster (DEC 2007)
52.204-2	Security Requirements (Alt II)(APR 1984)
52.204-9	Personal Identity Verification of Contractor Personnel (SEP 2007)
52.209-6	Protecting the Government’s Interest When Subcontracting With Contractors Debarred, Suspended, or Proposed for Debarment (SEP 2006)
52.211-15	Defense Priority and Allocation Requirements (SEP 1990)
52.215-2	Audit and Records—Negotiation (JUN 1999)
52.215-8	Order of Precedence—Uniform Contract Format (OCT 1977)
52.215-10	Price Reduction for Defective Cost or Pricing Data (OCT 1977)
52.215-11	Price Reduction for Defective Cost or Pricing Data—Modifications (OCT 1997)
52.215-12	Subcontractor Cost or Pricing Data (OCT 1997)
52.215-13	Subcontractor Cost or Pricing Data—Modifications (OCT 1997)
52.215-14	Integrity of United Prices (OCT 1997)
52.215-15	Pension Adjustment and Asset Reversions (OCT 2004)
52.215-16	Facilities Capital Cost of Money (JUNE 2003)
52.215-18	Reversion or Adjustment of Plans for Postretirement Benefits (PRB) Other Than Pensions (JUL 2005)
52.215-19	Notification of Ownership Changes (OCT 1997)
52.215-21	Requirements for Cost or Pricing Data or Information Other Than Cost or Pricing Data—Modifications (OCT 1997)
52.219-8	Utilization of Small Business Concerns (MAY 2004)
52.219-9	Utilization of Small Business Subcontracting Plan — Alt II (JAN 2002)
52.219-16	Liquidated Damages - Subcontracting Plan (JAN 1999)
52.222-1	Notice to the Government of Labor Disputes (FEB 1997)
52.222-4	Contract Work Hours and Safety Standards Act - Overtime Compensation (SEP 2000)
52.222-21	Prohibition of Segregated Facilities (FEB 1999)
52.222-22	Previous Contracts and Compliance Reports (FEB 1999)
52.222-23	Notice of Requirement for Affirmative Action to Ensure Equal Employment Opportunity for Construction (FEB 1999)
52.222-26	Equal Opportunity (MAR 2007)
52.222-35	Affirmative Action for Disabled Veterans and Veterans of the Vietnam Era (DEC 2001)

FAR CLAUSE	CLAUSE NAME
52.222-36	Affirmative Action for Workers with Disabilities (JUN 1998)
52.222-37	Employment Reports on Special Disabled Veterans and Veterans of the Vietnam Era (APR 1998)
52.222-38	Compliance with Veterans’ Employment Reporting Requirements (DEC 2001)
52.222-39	Notification of Employee Rights Concerning Payment of Union Dues or Fees (DEC 2004)
52.222-50	Combating Trafficking in Persons (AUG 2007)
52.223-2	Clean Air and Water (APR 1984)
52.223-3	Hazardous Material Identification and Material Safety Data (JAN 1997)
52.223-5	Pollution Prevention and Right-to-Know Information (AUG 2003)
52.223-6	Drug Free Workplace (MAY 2001)
52.223-10	Waste Reduction Program (OCT 1997)
52.223-12	Refrigeration Equipment and Air Conditioners (MAY 1995)
52.223-14	Toxic Chemical Release Reporting (AUG 2003)
52.225-13	Restrictions on Certain Foreign Purchases (FEB 2006)
52.226-5	Restrictions on Subcontracting Outside Disaster or Emergency Area (NOV 2007)
52.227-1	Authorization and Consent (JUL 1995)
52.227-2	Notice and Assistance Regarding Patent and Copyright Infringement (AUG 1996)
52.228-2	Additional Bond Security (OCT 1997)
52.229-10	State of New Mexico Gross Receipts and Compensating Tax (APR 2003)
52.232-17	Interest (JUN 1996)
52.232-23	Assignment of Claims (ALT I) (APR 1984)
52.232-27	Prompt Payment for Construction Contracts (paragraphs C and D) (JUN 1994)
52.233-1	Disputes (DEC 1998)
52.242-13	Bankruptcy (JUL 1995)
52.243-1	Changes (Fixed Price) (AUG 1987); Alt 1 (APR 1984); Alt II (APR 1984);(Alt III (APR 1984)
52.245-1	Government Property (JUNE 2007)
52.245-4	Government Furnished Property Short Form (JUN 2003)
52.245-19	Government Property Furnished “As Is” (APR 1984)
52.252-2	Clauses Incorporated by Reference (JUN 1988)

DFARS CLAUSE	CLAUSE NAME
252.204-7000	Disclosure of Information (DEC 1991)
252.209-7004	Subcontracting with Firms that are Owned or Controlled by the Government of a Terrorist Country (MAR 1998)
252.211-7000	Acquisition Streamlining (DEC 1991)
252.215-7000	Pricing Adjustments (DEC 1991)
252.219-7003	Small, Small Disadvantaged and Women-Owned Small Business Subcontracting Plan (DoD Contracts) (APR 1996)
252.219-7005	Incentive for Subcontracting With Small Businesses, Small Disadvantaged Businesses, Historically Black Colleges and Universities, and Minority Institutions (NOV 1995)

FAR CLAUSE	CLAUSE NAME
252.223-7001	Hazard Warning Labels (DEC 1991)
252.223-7004	Drug-Free Work Force (SEP 1988)
252.223-7006	Prohibition on Storage and Disposal of Toxic and Hazardous Materials (APR 1993)
252.225-7012	Preference for Certain Domestic Commodities (JUN 2004)
252.227-7022	Government Rights (Unlimited) (MAR 1979)
252.227-7023	Drawing and Other Data to become Property of Government (MAR 1979)
252-227-7024	Notice and Approval of Restricted Designs (APR 1984)
252.236-7000	Modification Proposals-Price Breakdown (DEC 1991)
252.236-7001	Contract Drawings and Specifications (AUG 2000)
252.243-7001 252.243-7002	Pricing of Contract Modifications (DEC 1991) Requests for Equitable Adjustment (MAR 1998)
252.244-7000	Subcontracts for Commercial Items and Commercial Components (DoD Contracts) (NOV 2005)
252.247-7022	Representation of Extent of Transportation of Supplies by Sea (AUG 1992)
252.247-7023	Transportation of Supplies by Sea (MAR 2002)
252.247-7024	Notification of Transportation of Supplies by Sea (MAR 2000)
5252.236-9304
Utilities for Construction and Testing (JUN 1994)
“The Contractor shall be responsible for obtaining, either from available Government sources or local utility companies, all utilities required for construction and testing.  The Contractor shall provide these utilities its expense, paid for at the current utility rate delivered to the job site.  The Contractor shall provide and maintain all temporary utility connections and distribution lines, and all meters required to measure the amount of each utility used.”

Contractor shall additionally be able to comply with the following FAR clauses, as they may be amended from time to time - some or all of which may be incorporated into a DO/WRL.

FAR CLAUSE	CLAUSE NAME
52.204-4	Printing/Copying Double-Sided on Recycled Paper (JUN 1996)
52.211-10	Commencement, Prosecution, and Completion of Work (APR 1984); Alt 1 (APR 1984)
52.211-12	Liquidated Damages - Construction (APR 1984)
52.211-5	Material Requirements (OCT 1997)
52.212-5	Contract Terms and Conditions Required to Implement Statutes or Executive Orders - Commercial Items (DEC 2007)

52.222-3	Convict Labor (AUG 1996)
52.222-6	Davis Bacon Act (JUL 2005)
52.222-7	Withholding of Funds (FEB 1988)
52.222-8	Payrolls and Basic Records (FEB 1988)
52.222-9	Apprentices and Trainees (FEB 1988)
52.222-10	Compliance With Copeland Act Requirements (FEB 1988)
52.222-11	Subcontracts Labor Standards (JUL 2005)
52.222-12	Contract Termination—Debarment (FEB 1988)
52.222-13	Compliance with Davis-Bacon and Related Act Regulations (FEB 1988)
52.222-14	Disputes Concerning Labor Standards (FEB 1988)
52.222-15	Certification of Eligibility (FEB 1988)
52.222-27	Affirmative Action Compliance Requirements for Construction (FEB 1999))
52.222-43	Fair Labor Standards Act and Service Contract Act-Price Adjustment (Multiple Year and Option Contracts) (NOV 2006)
52.225-9	Buy American Act—Construction Materials (JAN 2005)
52.225-10	Notice of Buy American Act Requirement - Construction Material (MAY 2002)
52.225-11	Buy American Act - Construction Materials Under Trade Agreements (AUG 2007)
52.225-15	Buy American Act—Construction Materials Under Trade Agreements Act and North American Free Trade Agreement (JUN 1988)
52.226-1	Utilization of Indian Organizations and Indian-Owned Economic Enterprises (SEP 1996)
52.227-4	Patent Indemnity—Construction Contracts (APR 1984)]
52.228-1	Bid Guarantee (SEP 1996)
52.228-5	Insurance - Work on A Government Installation (JAN 1997)
52.228-11	Pledges of Assets (FEB 1992)
52.228-12	Prospective Subcontractor Requests for Bonds (OCT 1995)
52.228-14	Irrevocable Letter of credit (OCT 1997)
52.228-15	Performance and Payment Bonds—Construction (NOV 2006)
52.229-4	Federal, State, and Local Taxes (Non-competitive Contract) (JAN 1991)
52.232-5	Payments Under Fixed-Price Construction Contracts (MAY 1997)

52.232-33	Payment by Electronic Funds Transfer - Central Contractor Registration
52.233-2	Service of Protest (SEP 2006)

FAR CLAUSE	CLAUSE NAME
52.233-3	Protest After Award (AUG 1996)
52.236-2	Differing Site Conditions (APR 1984)
52.236-3	Site Investigation and Conditions Affecting the Work (APR 1984)
52.236-5	Material and Workmanship (APR 1984)
52.236-6	Superintendence by the Contractor (APR 1984)
52.236-7	Permits and Responsibilities (NOV 1991)
52.236-8	Other Contracts (APR 1984)
52.236-9	Protection of Existing Vegetation, Structures, Equipment, Utilities, and Improvements (APR 1984)
52.236-10	Operations and Storage Areas (APR 1984)
52.236-11	Use and Possession Prior to Completion (APR 1984)
52.236-12	Cleaning Up (APR 1984)
52.236-13	Accident Prevention (NOV 1991); and Alt 1 (NOV 1991)
52.236-14	Availability and Use of Utility Services (APR 1984)
52.236-15	Schedules for Construction Contracts (APR 1984)
52.236-16	Quantity Surveys (APR 1984)
52.236-17	Layout of Work (APR 1984)
52.236-21	Specifications and Drawings for Construction (FEB 1997)
52.236-23	Responsibility of the Architect-Engineer Contractor (APR 1984)
52.236-25	Requirements for Registration of Designers (JUNE 2003)
52.236-26	Preconstruction Conference (FEB 1995)
52.236-27	Site Visit (Construction)(FEB 1995)
52.236-28	Preparation of Proposals — Construction (OCT 1997)
52.237-1	Site Visit (APR 1984)
52.237-2	Protection of Government Buildings, Equipment, and Vegetations (APR 1984)
52.242-14	Suspension of Work (APR 1984)
52.242-15	Stop Work Order (AUG 1989)
52.243-4	Changes (JAN 2007)
52.244-5	Competition in Subcontracting (DEC 1996)
52.244-6	Subcontracts for Commercial Items (MAR 2007)
52.246-4 52.246-12	Inspection of Services - Fixed Price (AUG 1996) Inspection of Construction (AUG 1996)
52.246-20	Warranty of Services (MAY 2001)
52.246-21	Warranty of Construction (MAR 1994)
52.248-3	Value Engineering — Construction (SEP 2006))
52.249-2 52.249-2	Termination for Convenience of the Government (Fixed Price) (May 2004) Termination for Convenience of the Government (Fixed-Price)(ALT I) (MAY 2004)
52.249-8 52.249-10	Default (Fixed-Price Supply and Service)(APR 1984) Default (Fixed-Price Construction) (APR 1984); and Alt II (APR 1984)

DFARS CLAUSE	CLAUSE NAME
252.203-7001	Prohibition on Persons Convicted of Fraud or Other-Defense-Contract-Related Felonies (DEC 2004)
252.203-7002	Display of DOD Hotline Poster (DEC 1991)

252.204-7001	Commercial and Government Entity (CAGE) Code Reporting (AUG 1999)
252.204-7003	Control of Government Personnel Work Product (APR 1992)
252.204-7004	Alternate A, Central Contractor Registration (SEP 2007)

252.209-7000	Acquisition from Subcontractors Subject to On-Site Inspection Under the Intermediate Range Nuclear Forces (INF) Treaty (NOV 1995)
252.211-7001	Availability of Specifications and Standards Not Listed in the DODISS, Data Item Descriptions Not Listed in DOD 5010.12-L, and Plans, Drawings, and Other Pertinent Documents (DEC 1991)
252.225-7014	Preference for Domestic Specialty Metals (FEB 1997)
252.225-7030	Restriction on Acquisition of Carbon, Alloy, and Armor Steel Plate (DEC 2006)
252.227-7000	Non-estoppel (OCT 1996)
252.236-7005	Airfield Safety Precautions (DEC 1991)
252.227-7033	Rights in Shop Drawings (APR 1966)
252-231-7000	Supplemental Cost Principles (DEC 1991)
252.236-7000	Modification Proposals—Price Breakdown (DEC 1991)
252.236-7001	Contract Drawings, Maps, and Specifications (AUG 2000)
252.242-7000	Post-Award Conference (DEC 1991)

FAC CLAUSE	CLAUSE NAME & DESCRIPTION
5252.211-9300
Commercial Warranty (JUN 1994)
“The Contractor agrees that the supplies or services furnished under this contract shall be covered by the most favorable commercial warranties the Contractor gives to any customer for such supplies or services and that the rights and remedies provided herein are in addition to and do not limit any rights afforded to the Government by any other clause of this contract.”

5252.228-9305
Notice of Bonding Requirements (JAN 1996)
“Within 10 days after receipt of award, the bidder/offeror to whom the award is made shall furnish the following (bond(s) each with satisfactory security:
X  A Performance Bond (Standard Form 25).  The performance bond shall be in 3 penal sums equal to 100% of the contract price.
X  A Payment Bond (Standard Form 25A).  The payment bond shall be in a penal sum equal to (1)  50% of the contract price if the contract price is not more than $1 million; (2) 40% of the contract price if the contract price is more than $1 million, but not more than $5 million; or (3) $2.5 million if the contract price is more than $5 million.”

5252.236.9305
Availability of Utilities (JUN 1994)
“When available, the Government will furnish reasonable amounts of the following utilities for the work to be performed under this contract at no cost to the Contractor.  Information concerning the location of existing outlets may be secured from the OIC.  The Contractor shall provide and maintain, at its expense, the necessary service lines from existing Government outlets to the site of work.
Electric - Water - Compressed Air
Contractor Furnished Utilities.  In the event that the Government is unable to provide the required types of utilities, the Contractor shall, at its expense, arrange for the required utilities.
Contractor Energy Conservation.  The Contractor shall be directly responsible for instructing employees in utilities conservation practices.  The Contractor shall be responsible for operating under conditions which preclude the waste of utilities, which shall include:
a.  Lights shall be used only in areas where and at the time when work is actually being performed.
b.  Mechanical equipment controls for heating, ventilation, and air conditioning systems will not be adjusted by the workers.
c.  Water faucets or valves shall be turned off after the required usage has been accomplished.
Telephone Lines.  Telephone lines for the sole use of the Contractor will not be available.  Government telephones shall not be used for personal reasons.
Contractor Availability.  The Contractor shall maintain a telephone at which it or its representative may be reached 24 hours daily.  The telephone shall be listed in the Contractor’s name.  If the Contractor does not have a local telephone, it shall maintain a toll-free emergency telephone (or accept collect calls from authorized Government personnel), at which it or its representative may be reached at night, weekends, and holidays.  It is mandatory that the Contractor or its representative be available at a toll-free telephone 24 hours per day, seven days per week, including holidays.  Contractor shall notify the OIC in writing of the mailing address and telephone number within three days after award of this contract and immediately thereafter in the event of change.”

Representations and Certifications.

By executing this Agreement, CONTRACTOR represents and certifies:

a)
that neither it, nor any of its principals, is presently debarred, suspended, proposed for debarment or otherwise declared ineligible for participating in any federal or state procurement action by any federal, state, or local government or agency;

__________ (Initial Here)

b)	that CONTRACTOR has not, within the last three years, been convicted of, or had a civil judgment rendered against it, for any of the following:

i)	the commission of fraud or a criminal offense in connection with obtaining, attempting to obtain, or performing a federal, state or local government contract or Agreement;

ii)	a violation of federal or state antitrust statutes relating to the submission or offers; or

iii)	the commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, tax evasion, or receiving stolen property;

__________ (Initial Here)

c)	that CONTRACTOR has either not participated in a prior contract subject to FAR 52.222-26, Equal Opportunity, or has filed all required compliance reports;

__________ (Initial Here)

d)
that no Federal appropriated funds have been paid or will be paid to any person for influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress on his or her behalf in connection with the awarding of this contract;

__________ (Initial Here)

e)
that if any funds other than Federal appropriated funds (including profit or fee received under a covered Federal transaction) have been paid, or will be paid, to any person for influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress on his or her behalf in connection with this solicitation, SUBCONTRACTOR shall complete and submit, with its offer, OMB Standard Form LLL, Disclosure of Lobbying Activities, to AGLSC; and

__________ (Initial Here)

f)	that CONTRACTOR has not made or solicited and will not make or solicit kickbacks in violation of FAR 52.203-7 or the Anti-Kickback Act of 1986 (41 USC §§ 51-85); and

g)	that CONTRACTOR has complied and will comply with all applicable Federal laws and regulations regarding ethics in public acquisitions and procurement and performance of contracts.

__________ (Initial Here)

SECTION 35.  NOTICES

All notices permitted or required under this Agreement will be in writing and will be delivered by personal delivery, facsimile transmission, certified or registered mail (return receipt requested), or electronic mail.  Such notices will be deemed given upon personal delivery, upon the date of the certification of written reply acknowledgment, upon acknowledgement of receipt of facsimile transmission, or upon personal electronic reply acknowledging receipt, whichever is applicable. Notices will be sent to the addresses set forth on the first page of this Agreement or to such other address as either party may specify in writing.

SECTION 36.  INDEPENDENT CONTRACTOR

Contractor will perform this Agreement solely as an independent contractor, and not as AGLSC’s agent, partner, joint venturer, or employee.  Contractor has no authority to make any statement, representation or commitment of any kind or to take any action binding upon AGLSC, without AGLSC’s prior written authorization.

SECTION 37.  SURVIVAL

Any and all provisions, promises and warranties contained herein, which by their nature or effect are required or intended to be observed, kept or performed after termination of this Agreement, will survive the termination of this Agreement and remain binding upon and for the benefit of the parties hereto.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

WHEREFORE, the parties hereto have signed this Agreement.

GLOBAL ENERGY SYSTEMS, INC.		AGL SERVICES COMPANY

BY:	/s/ David R. Ames	BY:	/s/ Jeff Brown

DATE	10/7/08	DATE	10/14/08

ANNEX A

Contractor’s Service Product List:

Contractor shall provide the following Energy Conservation Measures (ECMs), where applicable, which include one or more Energy conservation Projects (ECPs). ECPs that substitute one energy type for another (e.g., natural gas in lieu of electricity) will not be considered for implementation unless a net overall energy or cost reduction can be demonstrated, based on current market energy prices. Potential ECPs include, but are not limited to:

(a)	Interior and exterior lighting replacement,
(b)	Transformer replacement,
(c)	Lighting control improvements,
(d)	Motor replacement with high efficiency motor,
(e)	Construction of alternative generation or cogeneration facilities,
(f)	Boiler control improvements,
(g)	Packaged air conditioning unit replacement,
(h)	Cooling tower retrofit,
(i)	Economizer installation,
(j)	Energy management control system (EMCS) replacement/alteration,
(k)	Occupancy sensors,
(1)	LED exit sign installation,
(m)	Fans and pump replacement or impeller trimming,
(n)	Chiller retrofit,
(o)	Upgrade of natural gas-fired boilers with new controls (low NOX burners),
(p)	Solar domestic hot water system,
(q)	Solar air preheating system,
(r)	Steam trap maintenance and replacement,
(s)	Insulation installation,
(t)	Variable speed drive utilization,
(u)	Weatherization,
(v)	Window replacement,
(w)	Window coverings and awnings,
(y)	Reflective solar window tinting,
(z)	Fuel cell installation,
(aa)	Photovoltaic system installation,
(bb)	Faucet replacement (infrared sensor),
(cc)	Replacement of air conditioning & heating unit with a heat pump,
(dd)	Addition of liquid refrigerant pump to a reciprocating air conditioning unit,
(ee)	High efficiency refrigerator replacement,
(ff)	High efficiency window air conditioner replacement,
(gg)	Water conservation device installation (e.g., flow restrictors, low flow flush valves, waterless urinals, horizontal axis washing machines),
(hh)	Installation, maintenance and operation of power quality and reliability measures including UPS systems, back-up generators, emergency generators, etc.,
(ii)	Fuel switching technology,

(jj)	Infrared heating system,
(kk)	Heat pipe dehumidification,
(ll)	Flash bake commercial cooking,
(mm)	Thermal energy storage system,
(nn)	Operation, maintenance, modification and/or extension of utility distribution and collection system,
(oo)	Training that will result in reduced energy costs,
(pp)	Power factor correction measures and equipment,
(qq)	Installation, maintenance and operation of standby propane facility,
(rr)	Installation, maintenance and operation of gas distribution system and associated equipment,
(ss)	Water distribution system leak detection, and cost effective repair,
(tt)	Boiler and chiller upgrades/installation,
(uu)	Thermal line installation (hot water or chilled water distribution),
(vv)	Geothermal heat pumps,
(ww)	Packages heating, boiler, hot water heater units,
(xx)	Combined Heat and Power (CHP) plants,
(yy)
Any other ECP that is cost effective using the then current DoD prescribed procedures and standards, and which encourages the use of renewable energy, reduces the Government’s energy consumption or energy demand or results in other energy infrastructure improvements.

Area-Wide Contracts

•	AGL Resources Inc. Areawide Public Utility Contract No. GS-00P-02- BSD-0362 with the United States of America.
•	Virginia Natural Gas Areawide Public Utility Contract No. GS-—00P-02-BSD-0181 with the United States of America.
•	Other designated contracts as they become effective.

Basic Ordering Agreements

•	AGL Resources Inc. Basic Ordering Agreement N69450-08-G-0083
•	Virginia Natural Gas Basic Ordering Agreement N62470-02-D-3103
•	Other designated contracts as they become effective.

ANNEX B

GUARANTY OF PAYMENT AND PERFORMANCE

THIS GUARANTY OF PAYMENT AND PERFORMANCE (this “Guaranty”) is made effective as of the ____ day of _October, 2008 by Xethanol, Inc., a Delaware corporation (“Guarantor”), for the benefit of AGL Services Company, a Georgia corporation (“Owner”).

WITNESSETH

WHEREAS, Owner and Global Energy Systems, Inc., a Delaware corporation (“Contractor”), are parties to the Services Agreement (as defined below), pursuant to which Contractor has agreed to provide certain services set forth in such agreement; and

WHEREAS, Owner has agreed to enter into the contractual relationship as set forth in the Service Agreement upon certain conditions, including the due execution and delivery of this Guaranty for the benefit of Owner, and Guarantor desires to induce Owner to continue the contractual relationship as set forth in the Service Agreement.

NOW, THEREFORE, in consideration of the Recitals and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Guarantor, intending to be legally bound, does hereby covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1           Certain Defined Terms

For purposes of this Guaranty, the following capitalized terms shall have the following respective meanings:

“Event of Default” means a breach by Contractor of the Service Agreement which has not been cured by Contractor within the time for cure, if and as applicable, set forth therein.

“Guaranteed Obligations” means the covenants and agreements of Contractor set forth in the Service Agreement, including without limitation the performance and completion of the Work and indemnification obligations, in each case pursuant to the terms and conditions of the Service Agreement.

“Service Agreement” means the Subcontractor Agreement, dated effective as of the date hereof, by and between Contractor and Owner.

“Work” has the services to be provided by Contractor as defined in the Service Agreement.

1.2           Additional Defined Terms

The following capitalized terms have the respective meanings set forth in the Sections of this Guaranty set forth below.  Any capitalized term used but not defined herein shall have the meaning given to such term in the Service Agreement.

Definition	Location
Contractor	Recitals
GAAP	Section 3.1(e)
Guarantor	Preamble
Guaranty	Preamble
Owner	Recitals

1.3           Interpretation

(a)           Grammar.  Where the context requires, the singular shall include the plural, the plural shall include the singular, and the use of a pronoun of one gender or the neuter is to be deemed to include a pronoun of the appropriate gender.

(b)           References to Guaranty.  Whenever reference is made in this Guaranty to any Article or Section, such reference shall be deemed to apply to the specified Article or Section of this Guaranty.  The words “hereof,” “herein,” “hereby,” “hereto,” “hereunder” and words of similar import shall refer to material set forth in this Guaranty as a whole and not to any particular subdivision unless expressly so limited.

(c)           References to Persons.  All references to persons shall include any natural person, corporation, limited liability company, partnership, limited partnership, joint venture, association, trust, firm, organization, governmental authority or other entity of any kind or nature.  All references to any person shall also be deemed to include any person succeeding to the rights, duties and obligations of such person in accordance with the terms of this Guaranty.

(d)           References to Days.  All references to days in this Guaranty shall mean calendar days unless specifically designated otherwise.  All references to business days shall mean any day that is not a Saturday, a Sunday, a recognized holiday of the federal government or any other day on which banks are required or authorized by law to be closed in Georgia.

(e)           Headings. The descriptive headings of the Articles and Sections appearing in this Guaranty are inserted only as a matter of convenience and in no way define, limit, or describe the scope or intent of such Articles or Sections nor in any way affect this Guaranty.

ARTICLE 2

GUARANTY COVENANTS

2.1           Guaranty to Owner

For valuable consideration and upon the terms and provisions hereof, Guarantor hereby irrevocably, absolutely and unconditionally guarantees to Owner that, upon and during the occurrence of and continuance of an Event of Default, Guarantor will, upon the written request of Owner, perform and complete, or cause the performance and completion of, the Guaranteed Obligations in accordance with the terms and conditions of this Article 2 and the Service Agreement.  If Contractor performs its obligations under the Service Agreement in accordance with its terms, Guarantor shall have no obligation under this Guaranty; provided, this Guaranty shall remain in full force and effect until its termination as provided in Article 6 herein.

2.2           Right to Proceed Against Guarantor

This Guaranty constitutes a guaranty of payment and of performance and not of collection, and Guarantor specifically agrees that in the event of any Event of Default, Owner shall have the right to proceed first and directly against Guarantor under this Guaranty and without proceeding against Contractor or exhausting any other remedies against Contractor that Owner may have.  Without limiting the foregoing, Guarantor agrees that it shall not be necessary, and that Guarantor shall not be entitled to require, as a condition of enforcing the liability of Guarantor hereunder, that Owner (1) file suit or proceed to obtain a personal judgment against Contractor or any other person that may be liable for the Guaranteed Obligations or any part of the Guaranteed Obligations, (2) make any other effort to obtain payment or performance of the Guaranteed Obligations from Contractor other than providing Contractor with any notice of such payment or performance as may be required by the terms of the Service Agreement or required to be given to Contractor under applicable law, (3) foreclose against or seek to realize upon any security for the Guaranteed Obligations, or (4) exercise any other right or remedy to which Owner is or may be entitled in connection with the Guaranteed Obligations or any security therefor or any other guarantee thereof, except to the extent that any such exercise of such other right or remedy may be a condition to the Guaranteed Obligations of Contractor or to the enforcement of remedies under the Service Agreement.  Upon any unexcused failure by Contractor in the payment or performance of any Guaranteed Obligation and the giving of such notice or demand, if any, to Contractor and Guarantor as may be required in connection with such Guaranteed Obligations and this Guaranty, the liability of Guarantor shall be effective and shall immediately be paid or performed.  Notwithstanding Owner’s right to proceed directly against Guarantor, Owner shall not be entitled to more than full performance of the obligations in regard to any breach or non-performance thereof.

2.3           Guaranty Absolute And Unconditional

The obligations of Guarantor hereunder are absolute, irrevocable and unconditional and shall remain in full force and effect until Contractor shall have fully discharged the Guaranteed Obligations in accordance with the terms of the Service Agreement or until the expiration of Guarantor’s obligations pursuant to Article 6 herein and shall not be subject to any counterclaim, set-off, deduction or defense (other than full and strict compliance with, or release, discharge or satisfaction of, such Guaranteed Obligations) based on any claim that Guarantor may have against Contractor or any other person.

2.4           Payment Of Costs And Expenses

Guarantor agrees to pay Owner, upon demand, all reasonable costs and expenses (including reasonable attorneys’ fees), incurred by or on behalf of Owner in successfully enforcing, by legal action or proceeding, observance of the obligations contained in this Guaranty against Guarantor; provided, such costs and expenses to be paid by Guarantor shall not include the costs and expenses that Owner incurs in performing any of its obligations under the Service Agreement except to the extent said costs are reimbursable to Owner under the terms of the Service Agreement.

2.5           Subordination Of Rights

Guarantor agrees that any right of subrogation or contribution which it may have against Contractor as a result of any payment or performance hereunder is hereby fully subordinated to the rights of Owner hereunder and under the Service Agreement and that Guarantor shall not recover or seek to recover any payment made by it hereunder from Contractor until Contractor and Guarantor shall have fully and satisfactorily paid or performed and discharged the Guaranteed Obligations giving rise to a claim under this Guaranty.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF GUARANTOR

3.1           Representations and Warranties of Guarantor

Guarantor represents and warrants to Owner as follows:

(a)           Existence and Powers.  Guarantor is a corporation, validly existing and in good standing under the laws of the State of Delaware, and has all requisite authority to conduct its business and own and lease its properties as currently conducted, is qualified and in good standing in every jurisdiction in which the nature of its business makes qualification necessary and where failure to qualify could reasonably be expected to have a material adverse effect on its financial condition or the performance of its obligations under this Guaranty.

(b)           Due Authorization and Binding Obligation.  Guarantor has all requisite power and authority to execute, deliver and perform all of its obligations under this Guaranty.  Guarantor has duly authorized the execution and delivery of this Guaranty and Guarantor’s performance of this Guaranty in accordance with the terms hereof, and this Guaranty has been duly executed and delivered by Guarantor and constitutes the legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms except insofar as such enforcement may be affected by bankruptcy, insolvency, or moratorium or by general equity principals of reorganization and other similar laws affecting creditors’ rights generally and general principals of equity.

(c)           No Conflict.  Neither the execution or delivery by Guarantor of this Guaranty nor the performance by Guarantor of its obligations hereunder will:

(1)           result in or require the creation or imposition of any lien, right of other persons, or other encumbrance of any nature (other than under this Guaranty) upon or with respect to any property now owned or leased or hereafter acquired by Guarantor;

(2)           violate any provision of any law binding applicable to Guarantor;

(3)           result in a breach of, constitute a default under, or cause or permit the acceleration of any obligation owed under any agreement or instrument to which Guarantor is a party or by which Guarantor or any of its property is bound or affected;

(4)           violate any provision of, or require any consent under, any partnership agreement, articles of incorporation, articles of organization, bylaws or any other governing document or charter applicable to Guarantor; or

(5)           cause Guarantor to become insolvent.

(d)           No Government Approvals.  No approval, authorization, order or consent of, or declaration, registration or filing with, any governmental authority is required of Guarantor for the valid execution and delivery by Guarantor of this Guaranty, except such as shall have been duly obtained or made.

(e)           Compliance with Laws.  Guarantor is in compliance in all material respects with all laws applicable to its business, the violation of which could reasonably be expected to materially affect its obligations hereunder.

(f)           No Default.  To the best of Guarantor’s knowledge as of the date of execution of this Guaranty, no Event of Default or condition, event, act or omission which, with the giving of notice or the passage of time, or both, would be an Event of Default, has occurred.

ARTICLE 4

WAIVERS

4.1           Jury Trial Damages

(a)           Guarantor and Owner recognize that in matters related to this Guaranty, each may be entitled to a trial in which matters of fact are determined by a jury (as opposed to a trial in which such matters are determined by a federal or state judge).  Guarantor and Owner also recognize that one of the remedies available to them in any trial may, under certain circumstances, be the right to receive damages in excess of those actually sustained by it.  In the past, in some instances such damages have equaled or exceeded the amount of actual damages.

(b)           GUARANTOR AND OWNER HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS GUARANTY OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND GUARANTOR AND OWNER HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT OWNER OR GUARANTOR MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF GUARANTOR AND OWNER TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

(c)           TO THE MAXIMUM EXTENT PERMITTED BY LAW, GUARANTOR AND OWNER  KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.

4.2           Miscellaneous Waivers

Guarantor hereby expressly waives, to the extent permitted by applicable law:

(a)           notice of the acceptance of this Guaranty by Owner;

(b)           notice of the failure of Contractor to pay or perform any of the Guaranteed Obligations when due or notice of any default by Contractor under any document evidencing, securing or pertaining to any of the Guaranteed Obligations, except to the extent that notice is required to be given by this Guaranty or otherwise as a condition to the enforcement of Guaranteed Obligations under the Service Agreement;

(c)           the right to receive any notices allowed or required to be sent to Contractor under any provision of any document evidencing, securing or pertaining to the Guaranteed Obligations, except any notice to Contractor required pursuant to the Service Agreement or applicable law as a condition to the performance or enforcement of any Guaranteed Obligation;

(d)           protest, demand and dishonor, presentment or diligence of any kind which might otherwise be required by any statute or rule of law now or hereafter in effect with respect to this Guaranty or any of the Guaranteed Obligations;

(e)           all rights it might otherwise have to require Owner, as a condition to requiring Guarantor to perform hereunder, to first: (i) institute suit, obtain a judgment, or exhaust any remedies against Contractor or any others liable on such Guaranteed Obligations; (ii) enforce any rights against any security which shall ever have been given to secure such Guaranteed Obligations; (iii) make any other efforts at collection; or (iv) require Owner to join Contractor as a party in any suit on this Guaranty;

(f)           any defense based upon Owner’s election of any remedy against Guarantor or Contractor or any combination of such parties;

(g)           any defense based upon Owner’s failure to disclose to Guarantor any information concerning Contractor’s financial condition or any other circumstances bearing on Contractor’s ability to pay and perform its obligations under the Service Agreement, except to the extent that notice is required to be given by this Guaranty or otherwise as a condition to the enforcement of Guaranteed Obligations under the Service Agreement;

(h)           any defense based upon Owner’s election, in any proceeding instituted under the Federal Bankruptcy Code, of the application of Section 1111(b)(2) of the Federal Bankruptcy Code or any successor statute or any similar laws;

(i)           any defense based upon any borrowing or any grant of a security interest under Section 364 of the Federal Bankruptcy Code or any successor statute or any similar laws;

(j)           any defense arising by reason of any disability, lack of corporate, limited liability company or partnership authority or power, or similar defense of Contractor;

(k)           any right of subrogation, any right to enforce any remedy which Owner may have against Contractor or any other person to the extent provided in Section 2.5 hereof;

(l)           any statute of limitations defense based on a statute of limitations period which may be applicable to guarantors (or parties in similar relationships) which would be shorter than the applicable statute of limitations period for the underlying claim; and

(m)           notice of any change or modification in the Guaranteed Obligations to the extent such change or modification is made in accordance with the terms and conditions of the Service Agreement.

4.3           Guaranty Unimpaired By Subsequent Events

Guarantor hereby expressly waives the right to receive notice of, to consent to or receive any additional consideration on account of any of the following, and hereby agrees that, to the maximum extent permitted by applicable law, Guarantor’s obligations under this Guaranty shall not be released, diminished, impaired, reduced or otherwise affected by the occurrence of any of the following events (or the fact that any of such events have occurred):

(a)           the renewal, extension, modification, replacement or assignment of any portion or all of the Guaranteed Obligations or any other forbearance or agreement by Owner to accept a deferred payment or performance of any Guaranteed Obligations, in each case to the extent such renewal, extension, modification, replacement or assignment is made in accordance with the terms and conditions of the Service Agreement;

(b)           the discharge or the release of Contractor for all or any part of the Guaranteed Obligations;

(c)           the failure to perfect a lien (or the unenforceability of any lien) in any collateral intended as security for any part of the Guaranteed Obligations; or the release, surrender, exchange or substitution of all or any part of such collateral; or the inferiority or subordination of any lien securing any of the Guaranteed Obligations to any other lien(s) covering such collateral; or the deterioration, waste, loss or impairment (including without limitation negligent, willful or unjustifiable impairment) of any such collateral;

(d)           the addition of any collateral as security for, or the addition of any person as a party with liability for, the payment or performance of all or any part of the Guaranteed Obligations;

(e)           any change in the composition, status or form of organization, or the death, insolvency, bankruptcy, disability or lack of authority, of any person at any time liable for the payment or performance of all or any part of the Guaranteed Obligations;

(f)           any neglect, delay, omission, failure or refusal of Owner to sue or take any other action to enforce the collection or performance of all or any part of the Guaranteed Obligations;

(g)           the failure of Owner to exercise diligence, commercial reasonableness or reasonable care in the preservation, protection, enforcement, sale or other handling of all or any part of the collateral for any of the Guaranteed Obligations;

(h)           the invalidity, illegality or unenforceability of all or any part of the Guaranteed Obligations, or any other document or agreement executed in connection with the Guaranteed Obligations, including, without limitation, (i) the fact that the Guaranteed Obligations or any portion thereof exceeds the amount permitted by law, (ii) the act of creating the Guaranteed Obligations or any part thereof is ultra vires, (iii) the officers or representatives executing said documents or otherwise creating the Guaranteed Obligations acted in excess of their authority, (iv) the Guaranteed Obligations or any portion thereof violate applicable usury laws, (v) the creation, performance, or repayment of the Guaranteed Obligations or any portion thereof (or the execution, delivery, and performance of any document or instrument representing part of the Guaranteed Obligations or executed in connection with the Guaranteed Obligations, or given to secure the Guaranteed Obligations) is illegal, uncollectible, legally impossible or unenforceable, or (vi) any documents or instruments pertaining to the Guaranteed Obligations have been forged or otherwise are irregular or not genuine or authentic; or

(i)           any payment by Contractor to or on behalf of Owner is held to constitute a preference under bankruptcy laws, Owner is required to refund such payment or pay such amount to Contractor or someone else.

ARTICLE 5

 TERMINATION OF GUARANTOR’S OBLIGATIONS

The obligations of Guarantor under this Guaranty shall terminate upon termination of the Service Agreement, except to the extent obligations of Contractor survive such termination pursuant to the terms of the Service Agreement, unless (a) an uncured Event of Default shall then exist under the Service Agreement, and (b) Owner delivers to Guarantor written notice specifying, in reasonable detail, the Event of Default which remains uncured as of such date.
ARTICLE 6

MISCELLANEOUS PROVISIONS

6.1           Binding Effect and Assignment

This Guaranty and all the terms, provisions and conditions hereof shall be binding upon the Guarantor and its successors and permitted assigns.  This Guaranty may not be assigned by Guarantor without the prior written consent of Owner.  This Guaranty may not be assigned by Owner without the prior written consent of the Guarantor.

6.2           Governing Law

This Guaranty shall be governed by, and construed in accordance with, the laws of the State of Georgia, without giving any effect to any principles of conflicts of laws.  Guarantor consents to the jurisdiction of any federal or state court within the State of Georgia having proper venue and also consents to service of process by any means authorized by the State of Georgia or federal law.

6.3           Notices

All notices, demands, approvals and other communications provided for herein shall be in writing and shall be delivered by telephonic facsimile, overnight air courier, personal delivery or registered or certified U.S. mail with return receipt requested, postage prepaid, to the appropriate party at its address as follows:

If to Owner:	AGL Services Company Ten Peachtree Place Suite 1000 Atlanta, GA 30309 Attention: Purchasing Department
With a copy to:	AGL Services Company Ten Peachtree Place Location 1470 Atlanta, GA 30309 Attention: General Counsel
If to Guarantor:	Xethanol, Inc. 3348 Peachtree Road, NE Suite 250, Tower Place 200 Atlanta, Georgia 30326 Attention: Rom Papadopoulos
With a copy to:	Xethanol, Inc. 3348 Peachtree Road, NE Suite 250, Tower Place 200 Atlanta, Georgia 30326 Attention: General Counsel

Addresses for notice may be changed from time to time by written notice to the other parties.  Any communication given by mail will be effective upon the earlier of (a) three (3) business days following deposit in a post office or other official depository under the care and custody of the United States Postal Service or (b) actual receipt, as indicated by the return receipt; if given by telephonic facsimile, when sent; and if given by personal delivery or by overnight air courier, when delivered to the appropriate address set forth above.

6.4           No Waiver

Any failure by Owner to insist, or any election by Owner not to insist, upon strict performance by Guarantor of any of the terms, provisions or conditions of this Guaranty shall not be deemed to be a waiver of the same or of any other terms, provisions or conditions thereof.

6.5           Severability

If any provision of this Guaranty or the application thereof to any person or circumstance shall be invalid or unenforceable, then neither the remainder of this instrument nor the application of such provision to other persons or circumstances shall be affected thereby, but rather shall be enforced as if such invalid portion did not exist provided that such construction and enforcement shall not increase Guarantor’s liability beyond that expressly set forth herein.

6.6           Entire Agreement and Modification

This Guaranty contains the entire agreement between the parties with respect to the subject matter hereof, and all prior agreements relative thereto are hereby terminated.  This Guaranty may not be amended, revised, waived, discharged, released or terminated orally but only by a written instrument or instruments executed by the party against which enforcement of the amendment, revision, waiver, discharge, release or termination is asserted.  Any alleged amendment, revision, waiver, discharge, release or termination which is not so documented shall not be effective as to any party.

[Signature on Following Page]

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed as of the date first above written.

GUARANTOR:

XETHANOL, INC.

By:	/s/ David Ames
Name:	David Ames
Title:	CEO

 (signature page to Guaranty of Payment and Performance)